UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders

Wednesday, April 28, 2021 at 3:00 p.m. Central Daylight Saving Time
www.virtualshareholdermeeting.com/DLX2021

March 15, 2021

Dear Deluxe shareholders,
2020 was a year like no other.
Despite the unprecedented challenges of COVID, the Deluxe team protected our company by paying our regular dividends, improving our balance sheet, and reducing net debt, all while simultaneously achieving many critical transformation milestones. Once again, our fellow Deluxers delivered, as they have for the last 106 years, through world wars, depressions and recessions, and most recently, the COVID-19 pandemic.
Throughout the 2020 pandemic, we continued to find ways to help our clients succeed, with record cross-selling results, and we signed a record number of new clients. We improved our product offerings and expanded our platforms and services. We rationalized our real estate footprint, having closed 60 percent of our locations over the last two years. In addition to these achievements, we completed the re-segmentation of the company into four easy-to-understand businesses: Payments, Cloud Solutions, Promotional Solutions and Checks. We advanced our technology refresh to better position the company for the future. We also aggressively adjusted the company’s expense base to reconcile with COVID-19 realities, delivering our full year adjusted EBITDA target percentage.
All of these accomplishments were delivered with an Executive Leadership Team that had been in place just 75 days prior to the pandemic. Our team performed as if they had been working together for years and simply got the job done.
Our progress in difficult times has given us much confidence in our opportunities in better times. The company is now well-positioned in strong secular growth markets, Payments and Cloud Solutions, providing for future sustainable growth. We have engineered significant competitive takeaways in Checks and Promotional Solutions, helping solidify our strong cash generation capability for many years to come.
We look forward to our future with great optimism, and we are proud of our transformation progress into a Trusted Business Technology™ company. Please join our virtual annual meeting on April 28, 2021. Even if you do not plan to attend, we hope you will take the time to submit your proxy prior to the meeting to show your support of our progress.
We appreciate and thank you for your trust and confidence in us.
Sincerely,

Cheryl Mayberry McKissack Chair	Barry C. McCarthy President and CEO

Notice of 2021 Annual Meeting of Shareholders
This year, we invite you to attend Deluxe Corporation's 2021 Annual Meeting of Shareholders, which will be conducted virtually. You will be able to attend the meeting, vote your shares electronically, and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/DLX2021 and following the instructions in your proxy materials.
Date: Wednesday, April 28, 2021
Virtual Forum: www.virtualshareholdermeeting.com/DLX2021
Time: 3:00 p.m. CDT
Record Date: Monday, March 1, 2021
AGENDA
1.Election of nine directors to hold office until the 2022 annual meeting of shareholders;
2.Advisory vote (non-binding) on compensation of Named Executive Officers;
3.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.Take action on any other business that may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on March 1, 2021, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we also refer to Deluxe Corporation as "Deluxe," "we," "our," "the company," or "us." We are furnishing proxy materials to our shareholders over the Internet in an effort to expedite the delivery of proxy materials, reduce paper waste and save expense.
We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 15, 2021. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.
It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the virtual annual meeting, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet or mail will not limit your right to vote at or to attend the virtual annual meeting.
A replay of the virtual annual meeting will be available at www.deluxe.com through May 21, 2021.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 15, 2021

Proxy
summary
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement carefully before you vote.
2021 Annual Meeting Information

Date and Time:	Wednesday, April 28, 2021, at 3:00 p.m. Central Daylight Saving Time
Place:	Online at www.virtualshareholdermeeting.com/DLX2021
Approximate Mail Date:	Monday, March 15, 2021
Record Date:	Monday, March 1, 2021
Summary of Shareholder Voting Matters

Agenda Item	Board's Recommendation	Page Reference
Election of directors	FOR EACH NOMINEE	Page 10
Advisory vote on executive compensation	FOR	Page 48
Ratification of PricewaterhouseCoopers as our independent registered public accounting firm	FOR	Page 49
Our Director Nominees

Name	Age	Director since	Independent	Other current public company boards
William C. Cobb	64	2020	Yes	1
Paul R. Garcia	68	2020	Yes	2
Cheryl E. Mayberry McKissack	65	2000	Yes	0
Barry C. McCarthy	57	2018	No	0
Don J. McGrath	72	2007	Yes	0
Thomas J. Reddin	60	2014	Yes	2
Martyn R. Redgrave	68	2001	Yes	1
John L. Stauch	56	2016	Yes	1
Victoria A. Treyger	51	2017	Yes	0

Corporate Governance Highlights

Diverse Board Leadership	Annual Director Elections	Annual Board and Committee Evaluation Process

Stock Ownership Guidelines for Executive Officers and Directors	Regular Executive Sessions of Independent Directors	ESG Oversight

No Poison Pill	Corporate Governance Guidelines	Stock Hedging and Pledging Policies
Nominee Board Composition

>20% Female Representation	>20% Ethnic/Racial Diversity
Director Skills

Executive leadership	Payments expertise	Public company board experience	Transformation experience

Financial expertise	Management of large complex organizations	Marketing expertise	ESG expertise

Institutional investor experience	Technology expertise	Strategic planning expertise	Digital commerce experience
Shareholder Outreach
As a company, we are committed to both listening and being responsive to our shareholders. Our Compensation Committee carefully considers the results of the annual shareholder vote on the compensation of our named executive officers, commonly referred to as "Say on Pay." At our 2020 Annual Meeting, approximately 72% of the votes were cast in support of our executive compensation programs. Throughout 2020, we embarked on a shareholder outreach campaign to identify any concerns with our executive compensation programs, and where reasonable, implement changes that directly address those concerns.
Outreach Campaign
During our outreach campaign, we invited our largest 50 shareholders, representing approximately 77% of our outstanding shares, to discuss their views on executive compensation; board diversity; disclosure; and environmental, social, and governance (ESG) measures. We met with seven of our shareholders representing nearly 20% of our outstanding shares. The participants in the outreach team consisted of our independent Board Chair; Compensation Committee Chair; Chief Communications and Human Resources Officer; Chief Administrative Officer, General

Counsel and Corporate Secretary; and Vice President of Compensation. As a part of the process, the outreach team also engaged with MacKenzie Partners, Inc. to act as record keeper and advisor.
Engagement Timeline

Summer 2020	Fall 2020	Winter 2020
Reviewed Say on Pay results, re-assessed 2020 executive compensation programs, and planned shareholder outreach	Requested a shareholder engagement meeting with the top 50 shareholders; met with seven, and received feedback and insight	Reviewed feedback to assess possible changes to executive compensation, where appropriate
Say on Pay Support
During the 2020 Annual Meeting of Shareholders, approximately 72% of votes were cast in support of the company’s executive compensation programs, compared to an average of approximately 93% support over the last ten years. We believe that the depressed 2020 voting results were due to cash transition retention payments for our named executive officers (NEOs) that we reported in last year's Summary Compensation Table and described in the table's footnotes. The payments resulted from retention agreements entered into with each NEO in 2018 during the transition from our former CEO to our current CEO, and these retention agreements were fully disclosed in our 2019 proxy statement, when more than 89% of our shares were voted in favor of our pay practices. After receiving shareholder feedback, it is our belief that rather than only disclose the retention payments in the Summary Compensation Table and its footnotes, we should have repeated the more robust disclosure from the 2019 proxy statement describing the retention payments. Because we did not repeat the same disclosure, we received a depressed 2020 Say on Pay vote. After speaking with shareholders, we confirmed that they understood the strategic need for these retention agreements during a time of uncertainty so that proper continuity in the management team would be maintained. We intend to ensure that robust disclosures are made in the future regarding any special compensation arrangements, both when such compensation is awarded and when it is earned.
Other Key Themes from Shareholders and Our Response
1.Shareholders understood that COVID-19 drastically impacted our 2020 financial performance, which in turn impacted our ability to achieve our 2020 annual incentive plan goals, and they were open to and preferred payouts based on performance against a resiliency scorecard over discretionary payouts. Our management and Compensation Committee agreed that a resiliency scorecard places more rigor in the payout determination process. As such, the committee utilized a resiliency scorecard measuring performance, which is more fully discussed on page 32 of the Executive Compensation section of this Proxy Statement.
2.Shareholders told us that they would like to see fewer stock options used, as they view stock options as being more costly because stock price volatility can greatly change intended values. As the committee was already considering reducing the number of options granted in 2021, this feedback confirmed that decision.
3.Shareholders expressed their belief that long-term incentive plans should remain focused on driving performance over the long-term. Shareholders also expressed a reluctance to alter awards currently in place, notwithstanding the impact of the COVID-19 pandemic. We intend to continue maintaining long-term incentive plan integrity in 2021, and we have not altered any historical equity award agreements.
4.Shareholders generally held a favorable view of our proxy disclosures. Feedback tended to focus on requests for continued clarity in disclosures on executive compensation. Shareholders also requested increased disclosure on ESG topics, which we have incorporated into this Proxy Statement.
5.Shareholders have a favorable view of our board diversity. We are committed to diversity at all levels and are proud to have diverse board leadership through our Board Chair. We remain committed to board diversity and broad representation throughout the company.
Fiscal 2020 Performance Highlights
In fiscal year 2020, we returned approximately $65 million to our shareholders through dividends and share buybacks, and we reduced our debt to the lowest level in 2-1/2 years. Our total revenue benefited from sales-driven growth. However, this growth was offset by the adverse impact of the COVID-19 pandemic on our revenue and operating income. Our total fiscal year 2020 revenue of $1.791 billion represented a decrease of 11% from the prior year, driven primarily by the impact of the COVID-19 pandemic. In fiscal year 2020, we reported operating income of $45 million compared to an operating loss of $158 million for fiscal year 2019. Both years were impacted by non-cash asset impairment charges of $98 million and $391 million, respectively. Despite the adverse impact of the COVID-19 pandemic, we are encouraged by the success to-date of our One Deluxe strategy.

Executive Compensation Summary
President and CEO Compensation and Other NEO Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes the compensation components, including 2020 compensation actions.

Pay Element	Key Features
Base Salary	•2020 annual base salary was $900,000, which was reduced by 20% for the duration of the second quarter in response to the potential effect of the COVID-19 pandemic on revenue
Annual Incentive Plan
•Target annual incentive payout for 2020 was $1,027,039, or 120% of actual base salary, after second quarter COVID-19 reductions
•Actual annual incentive payout for 2020 was based on performance against the resiliency scorecard and was $718,927, or 70% of target

Long-Term Incentive Plan	•For 2020, the target value of the long-term incentive award was $3.75 million, with a mix of stock options, RSUs, and PSUs, which was increased from $3.0 million in 2019
The table below describes the 2020 components of our compensation for our other NEOs.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth
•Base salary is targeted at the average of the size-adjusted median of industry survey data (and for the CFO, CRO and CAO, Peer Group proxy data), with adjustments as warranted to reflect individual performance and responsibilities
•For 2020, no NEO received an increase in base salary due to the impacts of COVID-19
•Base salary was reduced 20% for the duration of the second quarter in response to the COVID-19 pandemic

Annual Incentive Plan	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of corporate goals
•Awarded based upon goals weighted 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA and 20% strategic initiatives, which are defined on page 32
•For the CFO, CRO and CAO, annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•For other NEOs, annual incentive is targeted at the median of the industry survey data, as our Peer Group does not have sufficient data for these NEOs
•Awards contain an up-front RSU grant equal to 50% of target, with the remainder paid in cash based on achievement of goals
•Annual incentive award targets are based on position and range from 50% to 120% of actual base salary and are capped at 200% of target value
•For 2020, target AIP opportunity remained constant for all of the NEOs, and awards were paid out at 70% of target based on performance against the resiliency scorecard

Long-Term Incentive Plan
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 45% PSUs, which vest based on two metrics: absolute (total revenue) and relative (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), 35% stock options, and 20% time-based vesting RSUs

•LTIP award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2020 LTIP awards were targeted at or near the market median and were made considering 2019 individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs
•LTIP awards were granted in February 2020 prior to the COVID-19 pandemic being declared and have not been altered

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Personal Choice Program	•Used in lieu of perquisites to cover expenses typically incurred by executives as a result of their positions	•Legacy program under which our CFO and CAO continue to receive a $7,500 quarterly allowance

Human Capital, Environment and Community
We care deeply about our employees, our customers, our environment and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes. To that end, management regularly reports to our board regarding employee health, wellness, and safety, and our board is supportive of our commitment to inclusion, diversity, and equity. Our board also reviews sustainability initiatives, most recently in connection with our new offices in Minneapolis and Atlanta. We further champion communities through our Small Business Revolution™ program, which is focused on assisting small businesses.
Human Capital
Employee Well-being
Well-being in our organization is about having a holistic commitment to provide resources and support for our employees so that they can deliver for customers and shareholders. To do that, we focus on five areas of well-being: financial, emotional, physical, social and career. We offer an employee assistance program to assist employees on a wide variety of well-being support. We have a relationship with Care.com to allow employees to find tutors, nannies, and daycare centers. We provide a YourVoice tool that allows for anonymous feedback directly from employees to management on new ideas, concerns, and questions. We offer a financial resource tool, company wide recognition program, employee discounts, gym discounts, tuition assistance, health advocates, and travel assistance. We offer paid parental leave, along with infertility, adoption, and surrogacy assistance to ensure we are enabling well-being for all our employees so that they can bring their full selves to work. By enabling our employees in their personal lives, we believe they have more focus and can truly deliver for customers and shareholders.
Health & Safety Response to COVID-19
In the early stages of the COVID-19 pandemic, management provided weekly updates to our board, which allowed the board to oversee the company's compliance with myriad new laws, regulations, and orders, all while continuing to support employee health and safety and ensure our continued operations. As time progressed, these board updates occurred on a monthly basis, but at all times, employee and customer safety and health remained our guiding principle. A major component of our pandemic response was the formation of an incident crisis response team that implemented numerous protocols at our facilities in response to the pandemic. To prevent spread of the virus, we required employees who could work from home to do so. Within weeks of the virus outbreak, our IT team supported thousands of office workers and call center agents as they transitioned to work from home. We also swiftly implemented safety measures in our essential operations to keep employees safe while serving our customers, including requiring mandatory temperature screening, face coverings, social distancing, enhanced cleaning protocols, and special approval for any visitors entering an essential operation. We established a COVID-19 hotline for employees to self-report possible exposures, resulting in approximately 1,500 employees receiving a personal call back to help resolve their particular situations. We recognized the contributions of front-line workers toward our ability to continue serving customers and shareholders by instituting additional adversity pay from mid-March through June 30, 2020.
A Diverse Workplace
We recognize inclusion, diversity, and equity as an internal and external business imperative. We promote and sustain a culture of inclusion across Deluxe to strengthen our brand. Our mission is to empower people to bring their full authentic selves to work and foster an environment that reflects the diverse communities we serve. Diversity is important at all levels of our organization, including on our board of directors. We are proud to have diverse board leadership through the independent Chair, and we continue to seek diverse talent to bring a wide variety of perspectives to our board and to our company. In 2021, we added Martin Luther King Day and Veterans Day as company holidays, and we also added diversity measures to our strategic initiatives set forth in our annual incentive plan.
Employee Resource Groups
We actively encourage employee resource groups (ERGs), which are a recognized group of employees who share the concerns of a common race, gender identity, national origin, sexual orientation, or life experience. Each ERG is voluntary and employee-led, and each has an executive level sponsor. Our Employee Resource Committee provides governance to the ERGs. We are proud of the success of our ERG program and believe that these groups encourage cultural awareness, inclusiveness and respect; promote professional leadership development; provide an organizational resource for recruitment and retention; provide insights and expertise to create a productive and engaging work environment; and strengthen community partnerships.

Community
Our partnerships and charitable work in the communities we serve are an integral part of our core values. This spirit of community is felt throughout our organization and is fostered by our paid volunteer time off (VTO) program for employees, which provides three paid VTO days per year. It is also reflected in our partnership with the Deluxe Corporation Foundation, which enables employees to donate to a not-for-profit organization of their choosing and receive a matching donation, dollar for dollar, up to $2,000 per year. In 2020, we further accelerated diversity and inclusion efforts in the communities we serve by paying $1 million to the Deluxe Corporation Foundation. These commitments go far beyond monetary donations. Three of our top executives serve on boards for major not-for-profit organizations that align with our company values on diversity initiatives, rebuilding communities, and education.
Environment
Recycling
We employ rigorous recycling efforts. By being diligent through segregation of our waste streams, Deluxe has removed on average over 4,800 tons of paper, 440 tons of cardboard, 65 tons of metal and 53 tons of plastic out of our landfills each year, including in 2020.
Renewable Energy Initiatives
We have purchased wind energy credits to help enable the renewable energy industry and offset 80% of our U.S. electricity consumption. We began our subscription to the Minnesota Solar Garden program in 2018. Our share of five different solar gardens has generated over five million kWh of solar energy since late 2018.
Energy Reduction
Starting in the mid-2000s, we were an early adopter of energy savings. Projects that include humidification, lighting, HVAC, and control system retrofits significantly decreased our North American energy use and carbon footprint. Since the baseline year in 2007, when the projects started in earnest, we have decreased our energy use by 51%. We achieved additional savings through a strategic consolidation of plants and production activities, which commenced in 2019.
Real Estate Sustainability Initiatives
Since the beginning of 2019, through closures and consolidation efforts, we have reduced our real estate footprint by approximately 60%. Additionally, in 2020, we announced that we are moving office locations in both Minneapolis and Atlanta. A key element in designing our new spaces is environmental responsibility. Across the two locations, several features are being included in the design, such as compostable dishware, LED lighting, furniture with elements of recycled content, energy star rated appliances, re-usable water bottle stations, and optimized heating and cooling systems.
Trust, Security and Privacy
Deluxe is a trusted partner to small businesses and financial institutions, and this is a responsibility we take seriously. Our robust Privacy and Information Security policies and controls help us ensure privacy and security for our customers and shareholders.
Code of Ethics
For over 100 years, Deluxe has operated with a focus on our values. Through our steadfast commitment to “doing well by doing right,” we display ethical behaviors every day that allow us to put our customers first, maintain confidentiality, sell responsibly, make good choices, respect one another, maintain a safe and healthy workplace, celebrate diversity, respect human rights, compete fairly, avoid conflicts of interest, avoid bribery and corruption, follow trade laws, protect private information, ensure financial integrity, avoid insider trading, and communicate responsibly. We take reports of suspected violations of our Code of Ethics seriously. There are several reporting channels available to our employees beyond the standard management chain, including a private e-mail address, a reporting hotline, and a website. Every year our employees receive ethics and compliance training to ensure we all know and understand our responsibilities so that we can deliver for shareholders.

Meeting and Voting Information
What is the purpose of the annual meeting?
At our annual meeting, the Board of Directors will ask shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
How can I attend the meeting?
You can attend the meeting online by logging on our virtual forum at www.virtualshareholdermeeting.com/DLX2021 and following the instructions provided on your proxy card, voter instruction card or Internet Notice.
To participate in the annual meeting, you will need the 16-digit control number included on your proxy card, voter instruction card or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions.
Why is Deluxe holding a virtual annual meeting?
We decided to hold a virtual meeting this year because we believe a virtual meeting provides ease of access, real-time communication and cost savings for our shareholders and the company and facilitates shareholder attendance and participation from any location. Additionally, hosting a virtual meeting will eliminate the risks associated with gathering our management, directors and shareholders for an in-person meeting during the ongoing COVID-19 pandemic.
How will the meeting be conducted?
The meeting will be conducted online, in a fashion similar to an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting our virtual forum at www.virtualshareholdermeeting.com/DLX2021 and following the instructions on your proxy card, voter instruction card or Internet Notice. The meeting will begin promptly at 3:00 p.m. CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. CDT, and you should allow ample time for the check-in procedures.
How can I ask questions during the meeting?
You may submit questions in real time during the meeting through the virtual forum. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the forum.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual forum log-in page.
If I can’t attend the meeting, how do I vote or listen to it later?
You do not need to attend the virtual meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the meeting, including the questions answered during the meeting, will be available on www.deluxe.com through May 21, 2021.
Who is entitled to vote at the meeting?
The board has set March 1, 2021, as the record date for the meeting. If you were a shareholder of record at the close of business on March 1, 2021, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. Cumulative voting for the election of directors is not permitted. As of the record date, 42,100,275 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes at the virtual meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have engaged MacKenzie Partners, Inc. to help us solicit proxies from shareholders for a fee of $10,000, plus reimbursement of out-of-pocket expenses. In addition to MacKenzie Partners, our directors, officers, and employees may solicit proxies personally or by email, mail, or telephone. These individuals receive no additional compensation for these services.
How many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed [1]	Effect of Withhold Vote / Abstention	Effect of Broker Non-Vote [1]
Item 1. Election of the nine directors listed in this Proxy Statement	Plurality of the votes present and entitled to vote on this item [2]	For or withhold	"FOR" each director nominee	No	Directors who receive more "WITHHOLD" votes than "FOR" votes must tender their resignation	None
Item 2. Advisory vote (non-binding) to approve compensation of our Named Executive Officers	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2021	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	Yes	Same as an "AGAINST" vote	Not applicable
(1)If you are a beneficial owner but not the record holder, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
(2)A plurality means that the nine nominees receiving the most votes will be elected. In an uncontested election of directors, our Corporate Governance Guidelines require that if an incumbent director receives more "WITHHOLD" votes than "FOR" votes in this type of an election, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
(3)This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. "Shares present" includes shares represented by attendance or by proxy at the virtual annual meeting.
How do I vote my shares?
We are mailing the Internet Notice on or about March 15, 2021 to shareholders of record. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The Internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Go to www.proxyvote.com
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 27, 2021 •Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Call 800-690-6903 (toll-free)
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 27, 2021 •Telephone voting is available 24 hours a day
Mail [1]
You own your shares directly:
•Complete, sign, and date the proxy card
•Mail it in the pre-addressed envelope that accompanies the proxy card

You own your shares in street name:
•Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•Complete, sign, and date the voting instruction card provided by the broker or other agent
•Mail the voting instruction card in the pre-addressed envelope provided

•Directly-Held Shares: Proxy cards must be received before April 28, 2021 (date of the annual meeting) in order for the shares to be timely voted
•Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

At the virtual meeting	If you attend the virtual meeting, you will be able to vote online at www.virtualshareholdermeeting.com/DLX2021	•April 28, 2021 until the voting polls are announced closed
(1)This option is only available to shareholders who receive a paper proxy card or receive a voting instruction card.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164 or by toll-free telephone at 800-468-9716. You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.
What if I submit my proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, the proxy holder will vote them as the board recommends as outlined above.
Can I change my vote?
Yes. If you attend the virtual meeting, whether you are a shareholder of record or hold your shares in street name, you may change your vote online during the meeting (attendance will not, by itself, revoke a proxy). If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•by sending a written notice of revocation of your proxy to our Corporate Secretary;
•by submitting another properly signed proxy card at a later date to our Corporate Secretary; or
•by submitting another proxy by telephone or the Internet at a later date.
If you hold your shares in street name, you must follow the voting instructions provided to you by your broker, trustee, bank or nominee.

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently ten individuals serving on our board. Each director's term expires as of the date of the annual meeting of shareholders. Ronald C. Baldwin has determined not to stand for re-election. On August 19, 2020, the board appointed Paul R. Garcia to fill a vacancy and serve as a director until the 2021 meeting of shareholders. The board recommends that the nine individuals presented on the following pages, all of whom are current directors, be elected to serve on the board until the 2022 annual meeting of shareholders. With the exception of Mr. McCarthy, who serves as our President and CEO and therefore is not independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (NYSE) (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement).
Each of the individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in the proxy card.
Pursuant to our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board. The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
The board recommends that you vote "FOR" the election of each of the following nominees:

William C. Cobb Former President and CEO, H&R Block, Inc. Director since: 2020 Age: 64 Independent: Yes
Background
•Director and Independent Chairman of Frontdoor, Inc., a provider of home service plans, since 2018 (Nasdaq: FTDR)
•Served as President and Chief Executive Officer of H&R Block, Inc. from 2011 to 2017, where he was also a director
•Held various leadership positions at eBay Inc., including President, eBay North America Marketplaces
•Served in various senior sales and marketing positions with PepsiCo, Inc.
Qualifications
•Extensive background in marketing, technology, and digital commerce, which will assist us as we continue to transform our company, particularly in the areas of cloud solutions
•His history of service on public company boards, as well as his executive leadership roles with H&R Block, eBay and PepsiCo, make him uniquely qualified to advise on an array of matters facing public companies
Committees: Audit; Finance (Chair)

Paul R. Garcia Retired Chairman and CEO, Global Payments Inc. Director since: 2020 Age: 68 Independent: Yes
Background
•Retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization and other electronic payment processing services, from 2001 to 2014
•Former President and CEO of NaBanco, an electronic credit card processor
Qualifications
•As a pioneer in the financial services industry, has extensive experience in the payments space, which is one of our major strategic areas of focus
•Currently serves on the boards of directors of Truist Financial Corporation (NYSE: TFC), Repay Holdings Corporation (Nasdaq: RPAY), and Payment Alliance International
Committees: Audit; Compensation

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Independent Chair since: 2019 Age: 65 Independent: Yes
Background
•Independent Chair of Deluxe since August 2019
•Chief Executive Officer (2000-present) of Nia Enterprises LLC, a Chicago-based marketing, entrepreneurial business and digital consulting firm, and President, Board Member and co-owner of privately held Black Opal Inc., a cosmetics and skin care firm consisting of two brands, Black Opal and Fashion Fair cosmetics, co-owned under Nia Enterprises. LLC as of June 2019
•CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
•Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital, including launching the ebony.com website and several other transformational digital and business projects
•Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)
Qualifications
•Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in October 2018
•Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•As a successful entrepreneur and digital technology executive, brings a unique perspective to the board
•Given that two of our segments are cloud solutions and promotional solutions, her experience in SaaS marketing and new media solutions is a valuable complement to the skills she brings to the board as a small business owner and former executive of several technology and new business ventures
Committees: Compensation; Corporate Governance

Barry C. McCarthy President and CEO of Deluxe Corporation Director since: 2018 Age: 57 Independent: No
Background
•President and CEO of Deluxe Corporation since November 2018
•Served in various senior executive positions during the previous 14 years, most recently, from 2014 to 2018, as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data Corporation, a financial services company since acquired by Fiserv Inc.
Qualifications
•Sole member of our management represented on the board
•Leads the development and execution of our strategies by drawing on his strong background in product development, sales, marketing, and technology innovation
•Significant experience leading corporate transformations
•Accomplished executive and financial technology leader with an extensive track record of developing and building innovative, tech-enabled solutions
Committees: None

Don J. McGrath Managing Partner of Diamond Bear Partners LLC Director since: 2007 Age: 72 Independent: Yes
Background
•Managing Partner and co-founder of Diamond Bear Partners LLC, an investment company, since 2009
•Chairman and CEO (2005-2009) and President and COO (1998-2004) of BancWest Corporation, a $75 billion bank holding company serving nearly three million households and businesses
•Director of BancWest (1998-2010)
•Served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO (1996-2007)
•Appointed to the President's Council on Financial Literacy in 2008
Qualifications
•40 years of experience in the banking and financial services industry, particularly in the large bank sector, enables him to provide us with valuable insight into this important portion of our customer base
•Led BancWest through an era of significant growth and therefore is well-suited for our board as we continue to execute our transformational growth strategies
Committees: Audit; Corporate Governance (Chair)

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 60 Independent: Yes
Background
•Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since June 2009
•Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports, a multi-car NASCAR team
•Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an online lending exchange
Qualifications
•17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing
•Brings a wealth of experience in the development and marketing of digital services and brand management, all of which are central components of our growth strategy
•His extensive leadership experience, including serving on multiple public company boards and audit, compensation, nominating, and governance committees, further qualify him for his role as a member of the board
•Currently serves on the boards of directors of Asbury Automotive Group, Inc. (NYSE: ABG), where he serves as Chair of the Board, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), and previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation
Committees: Compensation (Chair); Finance

Martyn R. Redgrave Managing Partner and CEO of Agate Creek Partners LLC Director since: 2001 Age: 68 Independent: Yes
Background
•Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in 2014
•Executive Vice President and Chief Administration Officer (2005-2012), Chief Financial Officer (2006-2007), and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and specialty apparel retailers
Qualifications
•Served as Independent Chairman of our board (2012-2019)
•In addition to bringing extensive operations management experience and financial and accounting acumen to the board, his background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our board
•Throughout his career, has had direct involvement with matters similar to those encountered by our company, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets
•His background also includes mergers and acquisitions and financial analysis, continuing areas of importance for us
•Currently serves on the Board of Directors of Francesca's Holdings Corporation (NASDAQ: FRAN)
•Served on the Board of Directors of Popeye's Louisiana Kitchen, Inc. (2013-2017) until the company was sold
Committees: Compensation; Corporate Governance

John L. Stauch President and CEO of Pentair plc Director since: 2016 Age: 56 Independent: Yes
Background
•Since 2018, President and Chief Executive Officer and a director of Pentair plc (NYSE: PNR), a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)
Qualifications
•His role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, renders him a financial expert, and he has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit (Chair); Finance

Victoria A. Treyger Managing Director of Felicis Ventures Director since: 2017 Age: 51 Independent: Yes
Background
•Managing Director, since 2018, of Felicis Ventures, a boutique venture fund
•Served as Chief Revenue Officer (2015-2018) and Chief Marketing Officer (2012-2015) of Kabbage Inc., a financial technology company that provides funding directly to small businesses and powers automated lending for financial institutions around the globe through its technology and data platform
•Served as Chief Marketing Officer of RingCentral (2010-2012) and Travelocity (2005-2010)
•Worked at American Express and Amazon in various senior marketing, product, and general management roles (1997-2004)
Qualifications
•Brings a wealth of experience in building great brands and scaling revenues through innovative sales and marketing
•Extensive experience with positioning, scaling, and driving growth with small businesses and financial institutions through sales channel strategy, digital and brand marketing, and analytics
•Currently serves as advisor to several high-growth companies, including Health IQ and Betterment
Committees: Corporate Governance; Finance

Director Skills, Experience, Background and Tenure
We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. Along with our board, our Corporate Governance Committee is responsible for assessing the appropriate skills, experience, and background that we seek in board members in the context of our business and the existing composition of our board. This assessment includes numerous factors, including, but not limited to, the following:
•independence;
•relevant skills and expertise; and
•diversity of background and experience.
Our board determines whether a nominee's background, experience, personal characteristics, and skills will advance the goal of creating and sustaining a board that can support and oversee our company's complex activities. Our board is committed to actively seeking superior, diverse director candidates for consideration and invites candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. As set forth in our Corporate Governance Guidelines, the committee and the board periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this process has ensured that our board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints and guidance to a transforming business.
If all of the nominees are elected to the board, after the 2021 annual meeting of shareholders, our directors will have served an average of eight years on the board. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	•Eight of our nine director nominees are independent
Board Diversity	•One of our director nominees is African-American, one is Hispanic, and two are female
Independent Chair of the Board
•Acts as a liaison between management and the board
•Provides independent advice and counsel to the President and CEO
•In concert with the President and CEO, develops and sets the agenda for meetings of the board and annual meetings of shareholders
•Calls special meetings of the board when appropriate
•Ensures that the independent directors hold executive sessions

Annual President and CEO Evaluation and Succession Planning
•The board annually evaluates the President and CEO's performance
•The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	•Each director is elected on an annual basis •Currently, no director serves on more than two other public company boards, and our President and CEO does not serve on any other public company boards
Director Stock Ownership
•Within five years after initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times the director's annual cash retainer

Stock Hedging and Pledging Policies
•Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	•We do not have a "poison pill" in place
Risk Management
•We have a rigorous enterprise risk management (ERM) program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic, and other risks that could adversely affect our business, which also includes crisis management and business continuity planning
•Through regular reports from management, our board oversees our employee wellness and diversity initiatives, as well as the steps we are taking toward encouraging sustainability at our new Minneapolis and Atlanta office locations

Board Effectiveness Reviews	•We conduct annual self-assessments of the board and each of its committees, and from time to time include in that process independent third-party effectiveness reviews of the board
Board Oversight and Director Independence
Our businesses, property, and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the NYSE require that a majority of our directors be independent, and that our Audit, Compensation, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also have heightened standards for Audit and Compensation Committee members. The complete text of our Director Independence Standards is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Director Independence Standards."

Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. In making such determination, the board considered the fact that Mr. Garcia serves on the board of directors of our customer Truist Financial Corporation. Our agreement with Truist was made in the ordinary course following an arms' length negotiation, and neither Mr. Garcia nor the Truist board of directors was involved in that negotiation. Based on the customary nature of this agreement and the fact that Mr. Garcia has no material interest in the agreement, our board concluded that this relationship does not impair Mr. Garcia’s independence. The board has also determined that each member of its Audit, Compensation, Corporate Governance, and Finance Committees is independent.
Corporate Governance Guidelines
Our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest. Investors may find these guidelines on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Corporate Governance Guidelines."
Board Effectiveness and Evaluations
Our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which are overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement. In addition, from time to time, the board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert.
Code of Business Ethics
All of our directors and employees, including our President and CEO, Chief Financial Officer (CFO) and other executive officers, are required to comply with our Code of Ethics to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Code of Ethics." The Code of Ethics is available in print, free of charge, to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Policies and Procedures with Respect to Related Person Transactions
The board has adopted a policy under which the Audit Committee is responsible for reviewing and, as appropriate, approving any proposed related person transactions. Specifically, the policy requires that any transaction: (a) involving our company; (b) in which any of our directors, nominees for director, executive officers, or greater than five percent shareholders, their immediate family members, or the associates of these persons have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved or ratified by the Audit Committee. A related party transaction may only be approved if the transaction is determined to be consistent with the best interests of the company and its shareholders. In determining whether to approve or ratify any such transaction, the committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The committee has the discretion to impose such conditions as it deems necessary and appropriate on the company or the related person in connection with the transaction. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. There have been no related person transactions since the beginning of 2020 that require disclosure and approval under this policy.

Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience, and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board's oversight role, and we invite candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. We also believe that a predominance of board members should have a background in business, including experience in markets served by us or in which we are developing product and service offerings, and we recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully above under "Director Skills, Experience, Background and Tenure"), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:
•A majority of the board must be comprised of independent directors, the current standards for which are discussed above under "Board Oversight and Director Independence."
•Non-employees should not be nominated for re-election to the board after their 75th birthday.
•A non-employee director who ceases to hold the employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.
•Management directors who terminate employment with our company or experience a reduction in employment level, position, or responsibilities, must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the company should serve on the board at any one time.
Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders. Mr. Garcia was recommended to the board by a third-party search firm in response to specifications identified by a search committee of the board.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act) if the election of the candidate had been solicited by or on behalf of the board. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2022 annual meeting of shareholders must furnish the required notice no later than January 28, 2022.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee, or its nominee, for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of nine to eleven directors is the optimal size. We have engaged a third-party search firm to assist us in identifying suitable candidates for open director positions. The firm selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The independent Chair of the Board, the President and CEO and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also assesses each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were six meetings of the board in 2020. Each director attended, in person, virtually, or by telephone, at least 75 percent of the aggregate of all meetings of the board and its committees on which such director served during the year. The board also received frequent updates from management, initially occurring weekly and then moving to monthly, regarding the company's response to the COVID-19 pandemic. It is our policy that directors attend our annual shareholder meetings. All of our directors attended our virtual annual shareholder meeting in 2020.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:
•overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;
•reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;
•planning for President and CEO succession and monitoring succession planning for other executive officers; and
•overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. The board has four standing committees: Audit, Compensation, Corporate Governance, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Board of Directors Committee Charters." A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126. The following table identifies the current committee members as of the date of this Proxy Statement.

Committee Memberships
Name	Audit	Compensation	Corporate Governance	Finance
Ronald C. Baldwin	✓	✓
William C. Cobb	✓			C
Paul R. Garcia[1]	✓	✓
Cheryl E. Mayberry McKissack		✓	✓
Barry C. McCarthy
Don J. McGrath	✓		C
Thomas J. Reddin		C		✓
Martyn R. Redgrave		✓	✓
John L. Stauch	C			✓
Victoria A. Treyger			✓	✓
✓ Committee Member      C Committee Chair
(1)Mr. Garcia joined the board on August 18, 2020.
The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors who served on each committee

Corporate Governance Committee Number of meetings in 2020: 5 Directors who serve on the committee: Don J. McGrath, Chair Cheryl E. Mayberry McKissack Martyn R. Redgrave Victoria A. Treyger
•Reviews and recommends the size and composition of the board
•Establishes criteria and procedures for identifying and evaluating potential board candidates
•Reviews nominations received from the board or shareholders and recommends candidates for election to the board
•Establishes policies and procedures to ensure the ongoing effectiveness of the board, including policies regarding retirement, review of qualifications of incumbent directors, and conflicts of interest
•Establishes guidelines for conducting board meetings
•Oversees the annual assessment of the board's performance
•In consultation with the Compensation Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•Recommends to the board the size, composition, and responsibilities of all board committees
•Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors CEO and management succession plans
•Develops and recommends corporate governance guidelines, policies and procedures

Compensation Committee Number of meetings in 2020: 12 Directors who serve on the committee: Thomas J. Reddin, Chair Ronald C. Baldwin Paul R. Garcia Cheryl E. Mayberry McKissack Martyn R. Redgrave
•Develops our executive compensation philosophy
•Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•Reviews and approves other executive officers' compensation
•Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of our compensation programs
•Retains and, in accordance with SEC requirements, determines the independence of, consultants that assist in its activities

Finance Committee Number of meetings in 2020: 3 Directors who serve on the committee: William C. Cobb, Chair Thomas J. Reddin John L. Stauch Victoria A. Treyger
•Evaluates and approves acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal ongoing business activity
•Reviews and approves our annual financing plans, as well as credit facilities maintained by us
•Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets, and debt/equity guidelines
•Reviews and recommends dividend policy and approves declarations of regular shareholder dividends
•Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase or split of our securities

Audit Committee Number of meetings in 2020: 7 Directors who serve on the committee: John L. Stauch, Chair Ronald C. Baldwin William C. Cobb Paul R. Garcia Don J. McGrath
•Appoints the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm
•Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K
•Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements
•Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls and significant non-cash goodwill evaluations
•Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of generally accepted accounting principles, as well as financial information and earnings guidance
•Oversees the work of our internal auditors
•Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls, and auditing matters
•Reviews and discusses, with management and the board, our risk assessment and risk management practices
•Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the independent Chair of the Board, or the designated group of directors or individual director, in the care of the Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Board Leadership Structure; Independent Chair
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since 2005. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and allowing the Chair to assist the CEO in managing the work of the board. Cheryl Mayberry McKissack has been independent Chair of the Board since 2019.
Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things. Additionally, during the COVID-19 pandemic, our full board engaged in regular update sessions with our management, initially on a weekly basis, later moving to a monthly basis. During these meetings, the board oversaw management's compliance efforts in light of regulations and orders regarding stay-at-home orders, determining which of our operations are deemed essential, employee safety measures, and issues connected to moving the majority of our workforce to remote work.
In addition, management conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the board. Updates are provided as needed at board meetings. The objectives for the risk assessment process include the following: (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the Audit Committee, the board and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in our SEC reports; and (5) guiding the development of our internal audit plans.
In 2020, the risk-assessment process was conducted by our ERM steering committee, led by members of our Assurance and Risk Advisory Services department, our Chief Financial Officer, and our Chief Administrative Officer, working with the executive leadership team and senior-level staff, including the Chief Compliance Officer and the

Chief Information Security Officer. The ERM steering committee evaluated potential risks and associated mitigating factors and strategies across our company. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the executive leadership team. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee.
Audit Committee Financial Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that at least two members of the Audit Committee, John L. Stauch, the current Audit Committee Chair, and Don J. McGrath are both "audit committee financial experts" as defined by SEC regulations.
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation Committee Processes and Procedures
The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Compensation Committee Charter," together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement, and Employee Retirement Income Security Act of 1974 (ERISA) excess plans, and is also responsible for determining the formula used to calculate contributions to our profit sharing plan. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant commencing in 2017. Prior to retaining FW Cook, and again during 2020, the committee assessed its relationship with FW Cook and determined that no conflicts of interest existed and that the firm was independent. Among other factors supporting FW Cook’s independence, we did not pay fees to FW Cook in 2020 other than for compensation consulting services for the Compensation Committee.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation Committee works in conjunction with the Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
The independent compensation consultant and the Compensation group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others for assistance. The director peer group is the same as the peer group used in 2020 to set executive compensation, listed on page 30, and consisted of companies with some similar characteristics to our company, as described in detail below under "Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. In 2020, we increased certain of our director retainers as follows: director retainers increased from $75,000 to $85,000; our independent chair retainer increased from $100,000 to $110,000; and our non-chair Corporate Governance Committee and Finance Committee retainers increased from $8,000 to $10,000.

During the second quarter of 2020, in response to the COVID-19 pandemic, we temporarily reduced all of our director retainers by 20%. Excluding the impact of COVID-19 adjustments, the table below sets forth our 2020 fee structure for our directors, with the fees paid on a quarterly basis.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	85,000
Retainers in Addition to Board Retainer:
Independent Chair	110,000
Audit Committee Chair	28,000
Compensation Committee Chair	20,000
Corporate Governance Committee Chair	15,000
Finance Committee Chair	15,000
Non-chair Audit Committee Member	15,000
Non-chair Compensation Committee Member	10,000
Non-chair Corporate Governance Committee Member	10,000
Non-chair Finance Committee Member	10,000
Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
Our shareholder-approved 2020 Long-Term Incentive Plan (LTIP) allows our non-employee directors to increase their ownership of our common stock and thereby further align their interests with those of other shareholders by electing to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price of our stock on the NYSE as of the quarterly payment date. The shares of stock are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units (RSUs). Directors may also elect to defer receipt of equity grants made to them in connection with their annual compensation. In all cases, the RSUs are converted into shares of common stock and issued to the director on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to this plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control.
Under the director deferral terms of the LTIP, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors did not receive any option grants in 2020, but each non-employee director re-elected to the board at last year's annual meeting received a grant of RSUs on April 29, 2020, with a grant date fair value of $150,007, which shares vest on the date of our 2021 annual shareholder meeting, or April 28, 2021. Each RSU entitles the holder to accrue dividend equivalent payments, provided that the dividend equivalent payments are held by us until the restricted stock unit vests, at which point they are paid to the holder. The RSUs would vest immediately upon a change of control, or upon the director's termination of service due to death, disability, or retirement in accordance with our Corporate Governance Guidelines. Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are approved by the board.

The following table summarizes the compensation earned by each non-employee director in 2020.
NON-EMPLOYEE DIRECTOR COMPENSATION 2020

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
Ronald C. Baldwin[3]	106,000	150,007	256,007
William C. Cobb[4]	105,583	185,010	290,593
Paul R. Garcia[5]	48,750	112,498	161,248
Cheryl E. Mayberry McKissack[3]	205,750	150,007	355,757
Don J. McGrath	109,250	150,007	259,257
Neil J. Metviner[6]	50,667	—	50,667
Stephen A. Nachtsheim[6]	76,167	—	76,167
Thomas J. Reddin	109,250	150,007	259,257
Martyn R. Redgrave[7]	102,750	150,007	252,757
John L. Stauch	116,856	150,007	266,863
Victoria A. Treyger	99,750	150,007	249,757
(1)Directors may elect to receive their fees in the form of stock, including the right to defer such stock into RSUs. Any stock or deferred RSUs issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or RSUs. In 2020, Mr. Stauch was the only director who elected to receive his compensation in the form of stock.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2020, other than those granted in lieu of retainer fees, which are included in the first column, and computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. Mr. Cobb received a prorated grant of 895 RSUs on February 19, 2020, the date of Mr. Cobb's election to the board, when the closing price of our common stock was $39.11 per share. All directors, other than Mr. Garcia, received 5,104 RSUs upon their re-election to the board on April 29, 2020, when the closing price of our common stock was $29.39. Mr. Garcia received a prorated grant of 3,784 RSUs on August 18, 2020, the date of his election to the board, when the closing price of our common stock was $29.73. The RSUs granted to Messrs. Cobb and Garcia vest one year from the date of grant, and the RSUs granted to our directors on April 29, 2020 vest on April 28, 2021, the date of our annual shareholder meeting, and these are the only RSUs outstanding for our directors as of December 31, 2020.
(3)Includes $1,500 for attendance at a director education program.
(4)Elected to the board on February 19, 2020.
(5)Elected to the board on August 18, 2020.
(6)Messrs. Metviner and Nachtsheim served on our board until April 29, 2020, as they did not stand for re-election at our 2020 annual meeting. Because Mr. Nachtsheim was elected to the board prior to October 1997, he is also eligible for certain retirement payments under the terms of a board retirement plan that has since been replaced. Under this predecessor plan, he is entitled to receive an annual payment equal to the annual board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the board prior to October 31, 1997, which in Mr. Nachtsheim's case is two years. The amount for Mr. Nachtsheim in the table above includes the first $30,000 payment due to him under this retirement plan.
(7)Includes $3,000 for attendance at two director education programs.
Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual is first elected or appointed to the board. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the vesting of equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of March 1, 2021 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table that appears in the "Compensation Tables" section of this Proxy Statement (each, a Named Executive Officer); 3) each director and nominee for director; and 4) all of the current directors, director nominees, and Named Executive Officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	6,461,006	15.4
The Vanguard Group, Inc. [2] 100 Vanguard Blvd. Malvern, PA 19355	4,401,866	10.5
LSV Asset Management[3] 155 N. Wacker Drive, Ste. 4600 Chicago, IL 60606	2,267,296	5.4
Named Executive Officers
Barry C McCarthy[4]	379,452	*
Keith A. Bush[5]	106,957	*
Christopher L. Thomas[6]	58,225	*
Michael A. Reed[7]	19,028	*
Jeffrey L. Cotter[8]	51,920	*
Directors and Nominees
Ronald C. Baldwin [9]	25,713	*
William C. Cobb [9]	5,999	*
Paul R. Garcia[10]	3,784	*
Don J. McGrath [11]	39,953	*
Cheryl E. Mayberry McKissack [9]	41,654	*
Thomas J. Reddin [12]	16,245	*
Martyn R. Redgrave [13]	64,372	*
John L. Stauch [9]	23,864	*
Victoria A. Treyger [9]	12,726	*
All Directors, Director Nominees and Named Executive Officers as a group (14 persons) [14]	849,892	2.0
* Less than 1 percent.
(1)Based on a Schedule 13G/A filed with the SEC on January 26, 2021, reporting beneficial ownership as of December 31, 2020. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(2)Based on a Schedule 13G/A filed with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(3)Based on a Schedule 13G filed with the SEC on February 11, 2021, reporting beneficial ownership as of December 31, 2020. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(4)Includes 233,842 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 110,520 RSUs.
(5)Includes 70,731 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 20,513 RSUs.
(6)Includes 15,903 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 30,897 RSUs.

(7)Includes 6,491 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 10,541 RSUs.
(8)Includes 24,547 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 22,831 shares of restricted stock or RSUs.
(9)Includes 5,104 RSUs.
(10)Consists of RSUs granted to Mr. Garcia on August 18, 2020, in connection with his appointment to the board.
(11)Includes 27,535 RSUs, of which 22,431 were issued pursuant to the director's decision to defer certain fees or equity awards, and 2,000 shares held in trust.
(12)Includes 6,957 RSUs, of which 1,853 were issued pursuant to the director's decision to defer certain fees or equity awards.
(13)Includes 14,464 RSUs, of which 9,360 were issued pursuant to the director's decision to defer certain fees or equity awards.
(14)Includes 351,514 shares receivable upon the exercise of options exercisable within the next 60 days, and 273,562 shares of restricted stock and RSUs, of which 33,644 were issued pursuant to directors' decisions to defer certain fees or equity awards.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis (CD&A) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2020, and how we use our compensation programs to motivate effective executive performance aligned to our overall company goals. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. The table below identifies our NEOs.

Named Executive Officer	Title at the end of 2020	Years in Position at End of 2020 (rounded)	Years of Service at End of 2020 (rounded)
Barry C. McCarthy	Director, President and Chief Executive Officer	2	2
Keith A. Bush[1]	Senior VP, Chief Financial Officer	4	4
Christopher L. Thomas	Senior VP, Chief Revenue Officer	1	1
Michael A. Reed	Senior VP, Division President, Payments	1	1
Jeffrey L. Cotter	Senior VP, Chief Administrative Officer, General Counsel and Secretary	3	3
(1)On March 3, 2021, Deluxe announced that Mr. Bush would be transitioning out of his role as CFO.
Fiscal 2020 Performance Highlights
During fiscal year 2020 (FY 2020), we took several bold steps. Importantly, we maintained our liquidity, and, notwithstanding the adverse impact of the COVID-19 pandemic on revenue and operating profit, we maintained margins. We implemented a temporary pay reduction for all salaried employees during the second quarter, including our leadership team and board of directors; delayed certain projects; and furloughed employees where appropriate. We also delayed U.S. federal payroll tax payments as permitted by the Coronavirus Aid, Relief and Economic Security (CARES) Act. While we reduced some expenditures during the first half of 2020, we were confident in our financial position to resume key technology capital projects and continue implementation work in the second half of the year. As a result of our actions, we returned approximately $65 million to shareholders through dividends and share buybacks in FY 2020, and we reduced our debt to the lowest level in 2-1/2 years.
Our revenue benefited from sales-driven growth. However, this growth was offset by the adverse impact of the COVID-19 pandemic. Our total FY 2020 revenue of $1.791 billion represented a decrease of 11% from the prior year. The pandemic began to impact our operations late in the first quarter of 2020.
•Within our Promotional Solutions segment, which contributed 29.6% of our 2020 revenue, many of our business customers were significantly impacted by their customers' and governmental responses to the pandemic, thus resulting in significantly decreased demand.
•In our Checks segment, which contributed 39.4% of our 2020 revenue, we saw a decline in business and personal check usage stemming from the slowdown in the economy.
•The impact in our Cloud Solutions segment, which contributed 14.1% of our 2020 revenue, was primarily driven by a decline in data-driven marketing solutions, as clients suspended their marketing campaigns during this period of uncertainty.
•The COVID-19 impact on our Payments segment, which contributed 16.9% of our 2020 revenue, was more moderate, primarily affecting our payroll services revenue. This segment reported growth of 12%, driven by treasury management processing outsourcing deals signed in the fourth quarter of 2019 and other client wins.
For purposes of payments under our Annual Incentive Plan (AIP), our enterprise adjusted revenue was $1.791 billion, which did not meet the threshold for a payout under this financial plan component.
In FY 2020, we reported operating income of $45 million compared to an operating loss of $158 million for fiscal year 2019. Both years were impacted by non-cash asset impairment charges of $98 million and $391 million, respectively. For purpose of payments under our AIP, our enterprise adjusted EBITDA was $377.8 million which did not meet the threshold for a payout under this financial plan component.

We are encouraged by the success to-date of our One Deluxe strategy, despite the challenges arising from the COVID-19 pandemic. We signed new customers and expanded many of our relationships across all four segments. We retained our strong client base, and we signed numerous deals during 2020. New initiatives in our tele-sales centers led to increased cross-sell opportunities that improved average order value. We also upgraded our talent pool throughout our product development, business development, and innovation areas as we seek to drive differentiation in the market across all of our businesses. We added new services, such as Medical Payment Exchange and Deluxe Payment Exchange, along with improved customer experiences. We took advantage of the new reality of working remotely in 2020 to accelerate our efforts to reduce our real estate footprint, closing 24 additional sites in 2020. We also expect to achieve future operating savings and significant capital avoidance by relocating both our Minnesota headquarters and our Atlanta technology facilities to more efficient spaces. Despite the pressures of the pandemic, we continued to execute on our technology infrastructure upgrades and renewals with a focus on optimization, gaining efficiencies, and building scale. We have been able to self-fund much of our transformation by driving greater efficiencies throughout the organization. Despite the global pandemic, we made meaningful progress on our One Deluxe transformation initiatives, and we remain optimistic about our ability to continue to execute on our strategy as we move into 2021.
Enterprise adjusted revenue and enterprise adjusted EBITDA are non-GAAP financial measures. We believe these financial measures are useful in evaluating our operating performance, as they exclude the impact of certain items that we believe may not be indicative of future operating performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. These non-GAAP measures are not intended as an alternative to results reported in accordance with GAAP. See Annex A for a reconciliation of adjusted amounts to the most directly comparable GAAP amounts. For FY 2020, our enterprise adjusted revenue is the same as our reported revenue.
For a summary of executive compensation actions based on our FY 2020 financial performance, see "President and CEO Compensation" and "Other NEO Compensation" starting on page 28.
Fiscal 2020 Incentive Programs and COVID-19
We believe our incentive programs reward performance and align the interests of management with those of our shareholders. The programs described in this section were designed prior to the onset of the COVID-19 pandemic.
•Our AIP is designed to reward growth in key financial metrics aligned with our annual operating plan (AOP), as well as the achievement of non-financial goals for our business. Consistent with our financial plan, our financial performance targets are intended to be challenging. For the 2020 AIP enterprise plan performance metrics, established before COVID-19, we increased the weighting of adjusted revenue metrics from 45% to 50% and reduced the weighting of the adjusted EBITDA metric from 35% to 30% in order to place more emphasis on top-line growth. We also created four business unit plans, one for each of our segments. These business unit plans mirrored the enterprise plan with respect to the EBITDA and strategic initiative metrics; however, the weighting of the adjusted enterprise revenue metric was 25%, and the weighting of the adjusted business unit revenue metric was 25%, for a total of 50% weighting based on revenue metrics. Following the onset of the global pandemic, we modified the AIP to consider executive and company performance against a resiliency scorecard against which all incentive plan types were measured.
•We utilize our LTIP to drive long-term strategic growth and shareholder value. The LTIP utilizes stock options, RSUs and performance share units (PSUs). We set three-year performance goals to determine the payout for our PSUs. For the 2020 LTIP metrics, established before COVID-19, we transitioned from a three-year organic revenue growth metric to a three-year adjusted total revenue metric to acknowledge the ongoing importance of strategic growth by acquisition as well as organic growth.
In structuring our incentive programs, our Compensation Committee also considers the general economic outlook, individual performance and responsibilities, experience and competitive data. The performance metrics for the 2020 AIP and LTIP are summarized in the table below.

Incentive Program	Objective	Award Type	Performance Metrics and Weighting
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	Combination at target of 50% RSUs and 50% cash, with the option to defer the cash portion into additional RSUs with a 100% match by the company	50% enterprise and/or business unit adjusted revenue[1]
30% enterprise adjusted EBITDA[1]
20% Strategic Initiatives
LTIP	Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to our Peer Group	Combination at target of 35% stock options, 20% RSUs, and 45% PSUs. PSU payouts are determined based on achievement of defined performance metrics	50% of PSUs - three-year total revenue[1]
50% of PSUs - three-year total shareholder return (TSR) compared to averages for an index of publicly-traded companies[2]
(1)Adjusted revenue, enterprise/business unit adjusted EBITDA and three-year total revenue are non-GAAP financial measures. These measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A. For FY 2020, our enterprise adjusted revenue, and adjusted revenue for each of our segments, is the same as our reported revenue.
(2)TSR index consists of publicly-traded companies ion the Russell 3000 Index in the Commercial & Professional Services (2020) and Software & Services (4510) GICS industries at the start of the performance period.
Response to Shareholder Engagement and 2021 Compensation Actions
In response to feedback from our shareholders on our executive compensation programs, the Compensation Committee has approved a number of changes effective in 2021. In order to decrease share usage, the run rate, and potential dilution under our equity compensation plans, awards under the annual incentive plan will be denominated and paid entirely in cash versus a combination of cash and RSUs as we did in 2019 and 2020. Also, the committee had previously determined to change the mix of long-term incentive awards. Our shareholders agreed, and, as such, we reduced the number of stock options granted. In 2021, the mix of long-term incentive awards will change from 45% PSUs, 35% stock options, and 20% RSUs to 45% PSUs, 30% stock options, and 25% RSUs.

After the end of fiscal year 2020, on March 1, 2021, on the recommendation of our Compensation Committee, our board unanimously approved grants of PSUs and cash-based performance units to members of our executive leadership team, including each of the continuing NEOs, under a retention and incentive compensation program. The Compensation Committee met several additional times throughout the year to review total executive compensation, including, among other things, the relative value that each executive delivers to our company’s success, the length of tenure of each executive, and the likely retention of each executive. Based on the adverse impact of COVID-19 on our business and the significant decline in the price of our common stock in 2020, the Compensation Committee determined that current total compensation for each NEO was insufficient to prevent attrition. Accordingly, working with its independent compensation consultant, the committee designed, and recommended that the board approve, performance-based awards intended to retain these individuals over the next 24-month period, which the board expects will be critical to furthering our transformational strategy.
In order to offset the permanent secular decline in our Check segment, our executive leadership team, which includes the NEOs, has made significant, measurable progress toward achieving our transformation into a Trusted Business Technology™ company while navigating the COVID-19 pandemic. Notably, under our executive leadership team's guidance, we re-segmented our operations into four new segments, rationalized our portfolio by completing divestitures and exits, launched a new go-to-market sales approach, and built two new businesses, Payments and Cloud Solutions. In addition, we furthered our transformation by integrating acquisitions and delivering record sales performance, including six of the ten largest sales deals of the last decade and the largest sales deal in our history. As discussed above, in 2020, we delivered solid financial performance despite the significant macro-economic impact from COVID-19. Our new Payments business delivered 12% growth over the prior year, consistent with the need to build self-sustaining new businesses. We ended 2020 with the lowest net debt in approximately 2-1/2 years, paid all four of our regular dividends, and repurchased stock early in the year, demonstrating steady and disciplined stewardship.

Notwithstanding these achievements, work remains to fully operationalize these advances. However, the adverse impact of COVID-19 on our stock price has significantly decreased the value potential of the NEO's outstanding stock options, as well as outstanding performance share units (50% of which are tied to relative total shareholder return). In order to support the successful future completion of the company’s transformation, our Compensation Committee and our board believes that it is imperative to provide additional incentives designed to retain our current NEOs. Therefore, to help ensure that the momentum created by our executive team, including the NEOs, is sustained, the

Compensation Committee recommended, and the board unanimously approved, awards that the board determined are reasonable in magnitude, with 100% performance-based vesting conditions for the NEOs, and a 24-month performance period, which the board expects will be critical in furthering our transformational strategy. Finally, the awards contain shareholder-friendly guardrails to avoid windfall scenarios, including limitations on termination-related vesting. For additional information on the terms of the NEOs' retention awards, see our Current Report on Form 8-K filed on March 3, 2021, which is incorporated by reference into this proxy statement.
Compensation Elements, Background and Key Features
Compensation Philosophy
The Compensation Committee seeks to fairly pay for performance. The committee actively reviews executive compensation utilizing both peer company comparators and salary survey data. The committee consults with FW Cook, its independent compensation consultant, on matters of executive pay and targets compensating executives near the median of total direct compensation, which includes base salary and annual and long-term incentive awards. The Compensation Committee considers both executive performance and scope of the role when making pay decisions. The committee designs the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual and long-term incentive awards. Additionally, the committee emphasizes equity awards so that a substantial portion of each executive's total compensation is linked directly to our stock price or otherwise driven by performance. The committee further believes that, from time to time, additional compensation may be necessary, such as to reward extraordinary efforts or to retain key executives. Every compensation decision is considered carefully with shareholders' best interests as a critical factor.
The chart below indicates the target pay mix for 2020, with percentages calculated using actual base salary, target annual incentive and the grant date fair value of long-term incentive awards.

			Performance Based
Named Executive Officer	Base Salary	Time-Based Stock Awards[1]	Variable Cash Incentive[2]	Options and PSUs	Total Performance Based
CEO	16%	23%	10%	51%	60%
All Other NEOs	28%	21%	10%	40%	51%
(1)Includes RSUs granted under the LTIP and an up-front grant of RSUs under the AIP, as is more fully discussed in the "Annual Incentive Compensation" section below.
(2)Includes the cash portion of the AIP.
President and CEO Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes the compensation components, including 2020 compensation actions.

Pay Element	Key Features
Base Salary	•2020 annual base salary was $900,000, which was reduced by 20% for the duration of the second quarter in response to the potential effect of the COVID-19 pandemic on revenue
AIP
•Target annual incentive payout for 2020 was $1,027,039, or 120% of actual base salary, after second quarter COVID-19 reductions
•Actual annual incentive payout for 2020 was based on performance against the resiliency scorecard and was $718,927, or 70% of target

LTIP	•For 2020, the target value of the long-term incentive award was $3.75 million, with a mix of stock options, RSUs, and PSUs, which was increased from $3.0 million in 2019

Other NEO Compensation
The table below describes the components of our compensation for our other NEOs, including 2020 compensation actions.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth
•Base salary is targeted at the average of the size-adjusted median of industry survey data (and for the CFO, CRO and CAO, Peer Group proxy data), with adjustments as warranted to reflect individual performance and responsibilities
•For 2020, no NEO received an increase in base salary due to the impacts of COVID-19
•Base salary was reduced 20% during the second quarter in response to the COVID-19 pandemic

AIP	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of corporate goals
•Awarded based upon goals weighted 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA and 20% strategic initiatives, which are defined on page 32
•For the CFO, CRO and CAO, annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•For other NEOs, annual incentive is targeted at the median of the industry survey data, as our Peer Group does not have sufficient data for these NEOs
•Awards contain an up-front RSU grant equal to 50% of target, with the remainder paid in cash based on achievement of goals
•Annual incentive award targets are based on position and range from 50% to 120% of actual base salary and are capped at 200% of target value
•For 2020, target AIP opportunity remained constant for all of the NEOs, and awards were paid out at 70% of target based on performance against the resiliency scorecard

LTIP
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 45% PSUs, which vest based on two metrics: absolute (total revenue) and relative (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), 35% stock options, and 20% time-based vesting RSUs

•LTIP award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2020 LTIP awards were targeted at or near the market median and were made considering 2019 individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs
•LTIP awards were granted in February 2020 prior to the COVID-19 pandemic being declared and have not been altered

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Personal Choice Program	•Used in lieu of perquisites to cover expenses typically incurred by executives as a result of their positions	•Legacy program under which our CFO and CAO continue to receive a $7,500 quarterly allowance
For a discussion of payments and benefits that our NEOs would receive under various termination scenarios, please refer to the "Severance and Change of Control Arrangements" section in this Proxy Statement.
Benchmarking Process
Based on FW Cook's recommendation, the Compensation Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (Peer Group) which the committee believes, after consultation with FW Cook, are of comparable size range in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry surveys (2019 Aon Hewitt Total Compensation Measurement General Industry Survey and the 2019 Willis Towers Watson Executive Compensation Database General Industry Survey). The 2019 Aon Hewitt Total Compensation Measurement Survey includes 450 organizations ranging in size from $60 million to $265 billion in annual revenue, and the 2019 Willis Towers Watson Executive Compensation Database Survey includes 811 organizations ranging in size from approximately $25 million to $200 billion in annual revenue. Data selected from these surveys is scoped based on our revenue.
Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Base salaries are the foundation for the performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries earned in 2020 for each of the NEOs are shown in the Summary Compensation Table on page 39.
Our Company's Peer Group
The Compensation Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive positions at other companies within our Peer Group. For purposes of compensation decisions made in 2020, our Peer Group consisted of the following companies:

2020 Peer Group
ACCO Brands	Cimpress	Fiserv	Iron Mountain	Quad/ Graphics
Broadridge Financial	Endurance International	GoDaddy	Jack Henry & Associates	Shopify
Cardtronics	Equifax	Insperity	Live Ramp	Square
CBIZ	Fair Isaac	Intuit	PayChex	Total Systems Services
The Compensation Committee selected this Peer Group after consultation with FW Cook. In selecting companies for our Peer Group, the committee considered various criteria, including, but not limited to, range of revenue size and market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, the committee focused on similarly complex companies having similar customers, or who provide technology-based business solutions. Based on these considerations, and in an effort to ensure that all of our strategic focus areas were covered by our Peer Group, in April 2020 the committee removed four companies (Fiserv, Intuit, Live Ramp, and Total System Services) and replaced them with two new companies (Corelogic and WEX) that the committee felt are more closely aligned with our business areas.
The following table lists the companies that were in the updated Deluxe Peer Group when the Compensation Committee set 2021 compensation levels for the Company's executive officers.

2021 Peer Group
ACCO Brands	Cimpress	Fair Isaac	Jack Henry & Associates	Square
Broadridge Financial	Corelogic	GoDaddy	PayChex	WEX
Cardtronics	Endurance International	Insperity	Quad/ Graphics
CBIZ	Equifax	Iron Mountain	Shopify
Use of "Tally Sheets" and Wealth Accumulation Analysis
In October 2020, the Compensation Committee and FW Cook reviewed "tally sheets" that quantified the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the committee to assess the cumulative impact of its past compensation decisions.
Other Factors Considered in Setting Pay Opportunities for NEOs
The Compensation Committee considers multiple factors in addition to market data in determining individual pay opportunities. Such factors include an individual's general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual's pay in the context of other employees. While pay opportunities are generally competitive for executives with comparable levels of responsibility in our Peer Group, applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. Overall pay opportunities reflect our executives' positions, responsibilities and tenure.
The Compensation Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the markets in which we compete for talent. In constructing an overall compensation program, the committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the committee reviews the form and value of long-term incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals.
Annual Incentive Compensation
AIP Design
Our AIP is designed to reward achievement of specified financial performance goals that we consider to be important contributors to shareholder value. At or prior to the beginning of each year, we typically set goals consistent with our annual operating plan. For 2020, the target opportunity was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Annual incentive awards earned may exceed the target amount if performance goals are exceeded and may be less than the target amount if the performance goals are not fully attained. The committee annually reviews the performance metrics and their relative weighting. In all cases, the Compensation Committee retains the right to exercise its discretion in making a payout due to extraordinary circumstances.
In 2020, the AIP design consisted of three components for the enterprise plan, in which all of our NEOs other than Mr. Reed participate. The first two components were based on our performance against adjusted enterprise revenue goals (50%) and enterprise adjusted EBITDA goals (30%). The third component consisted of a group of key initiatives (Strategic Initiatives) (20%) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. For Mr. Reed, who is a participant in a business unit plan, the plan had four performance metrics. The first two metrics were based on our performance against an enterprise adjusted revenue goal (25%) and a business segment adjusted revenue goal (25%). The third metric was based on enterprise adjusted EBITDA (30%). The fourth metric was based on Strategic Initiatives (20%). For 2020 performance metrics, established before COVID-19, we increased the weighting of adjusted revenue metrics from 45% to 50% and reduced the weighting of the adjusted EBITDA metric from 35% to 30% in order to place more emphasis on top-line growth.
In order to promote stock ownership by the NEOs and other participants, and to further align their interests with those of our shareholders, in 2020, the AIP included both RSUs and cash in the payout. Our AIP provides that early in the plan year, we grant to each AIP participant a number of RSUs equal in value to 50% of the participant's AIP target opportunity; this "up-front RSU grant" vests in equal increments over three years, with accelerated vesting in the event of death, disability or qualified retirement, and prorated vesting after the first year in the event of an involuntary termination. Following completion of the year, any remaining payout due to an NEO that exceeds the grant date fair value of the RSUs is paid in cash, subject to any bonus deferral election as described in the following paragraph.
Each of our AIP participants also may voluntarily choose to receive up to 100% of the cash portion of the AIP payout in deferred RSUs, in which case we provide a 100% match on the deferred RSUs. We refer to these RSUs collectively as "bonus deferred RSUs," which vest on the second anniversary of the date of the grant. For tax reasons, decisions to defer an annual incentive award must be made by December 31st of the preceding year. We believe the up-front RSU grant and the option for participants to receive their cash incentive in bonus deferred RSUs encourage employee stock ownership and employee retention.
Annual Operating Plan (AOP) Factors
The Compensation Committee established AIP performance goals based on our AOP prior to the onset of COVID-19. As fully explained below, the committee recognized early in the year that no payout would be earned based on the financial performance metrics in the AIP, which determine 80% of the award. Nevertheless, this section describes our goal setting process that occurred in early 2020. We set challenging goals that would be attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. Our 2020 targets for enterprise adjusted revenue and enterprise adjusted EBITDA were increased from 2019 targets in order to incent continued growth in 2020. In addition, the threshold performance levels for 2020 approximated, or were higher than, the threshold performance levels for 2019. The following table illustrates the 2020 threshold and maximum performance levels for the AIP compared to the AOP, as well as the corresponding payout percentages, versus the target award opportunity, at each level of performance.

Performance Level	Adjusted EBITDA	Adjusted Revenue	Payout as Percent of Target (%)
Maximum	113.4% of AOP & above	102.0% of AOP & above	200
Target	AOP	AOP	100
Threshold	95.3% of AOP	99.0% of AOP	50
Below Threshold	—	—	0
Strategic Initiatives
The Compensation Committee included Strategic Initiatives as a performance metric under the AIP. These initiatives are quantitative and qualitative indicators of our progress on various goals in our transformation. In 2020, we utilized three categories of Strategic Initiatives:
•company segmentation;
•strategic sales growth; and
•strategic product investment and review prioritization.
2020 Outcomes Against Goals
The following table presents performance results on each AOP-related performance metric and the related payouts as a percentage of target. Due to the COVID-19 pandemic, the Compensation Committee did not separately evaluate performance on our three Strategic Initiatives, but instead evaluated them in the context of an overall resiliency scorecard, discussed below.

Factors[1] (Dollars in Millions)	Target ($)	Actual ($)	Weighting (%)	Actual Performance (% of target)	Payout (% of target)
Enterprise Adjusted Revenue	2,020.0	1,791.0	50% Enterprise 25% Business Unit	89%	0%
Payments Adjusted Revenue	317.7	301.9	25%	95%	0%
Cloud Adjusted Revenue	305.4	252.8	25%	83%	0%
Promotional Products Adjusted Revenue	642.9	529.6	25%	82%	0%
Check Adjusted Revenue	754.0	706.5	25%	94%	0%
Enterprise Adjusted EBITDA	446.5	377.8	30%	85%	0%
(1)Enterprise/Payments/Cloud/Promotional Products/Check adjusted revenue and enterprise adjusted EBITDA are non-GAAP financial measures. These measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A. For FY 2020, our enterprise adjusted revenue, and adjusted revenue for each of our segments, is the same as our reported revenue.
2020 Annual Incentive Plan Payout and Resiliency Scorecard
Early in 2020, our Compensation Committee realized that due to the uncontrollable impacts of COVID-19 on our revenue, as described under "Fiscal 2020 Performance Highlights" on page 3, our NEOs would receive no payout based on the 80% weighted financial performance metrics of the plan. The 20% weighted Strategic Initiatives were based on preestablished performance targets, and accomplishment of these initiatives would be assessed at year end. Therefore, in the early stages of the COVID-19 pandemic and after several additional meetings vetting this approach, working with management and FW Cook, the Compensation Committee approved and monitored a resiliency scorecard as shown below. The resiliency scorecard includes the original Strategic Initiatives and adds additional criteria for executive and company performance that the committee deemed relevant to determining whether a discretionary bonus payout is warranted.

Resiliency Categories	Criteria for Assessment
Financial Operations
•Financial results and COVID-19 impact
•Maintain a strong balance sheet and continue strategic investments
•Quick identification of cost reductions
•Attainment of adjusted EBITDA recovery
•Creation of significant new revenue streams

Strategic Initiatives	•Completion of new company segmentation and reporting •Strategic organic sales growth •Strategic product investment and review prioritization
Employees	•Swift and identifiable crisis response actions to COVID-19 •Prioritize and act on employee safety measures •Retain top talent
Customers and Community	•Deliver free tools and insights to help customers during the pandemic •Positive social, philanthropic and community outreach •Donate company time, talent, and treasure during a time of crisis
Governance and Shareholders	•Maintain dividend payout •Weekly board updates throughout the height of the pandemic, moving to monthly, as appropriate •Shareholder outreach
Using the resiliency scorecard as the basis for a fair and reasonable incentive payout, following a recommendation by the Compensation Committee, our board exercised discretion in approving a partial payout of 70% of the target award to all of our AIP participants, including the NEOs. In making its recommendation for a payout, the Compensation Committee considered the following factors:
•quantifiable outcomes in response to the resiliency scorecard, with significant weighting given to financial operations and strategic initiatives;
•an original AIP payout range of 0% to 200%, with a target of 100%;
•an actual 0% payout on the financial factors, with an 80% weighting, due to the negative effects of COVID-19;
•a potential payout on the Strategic Initiatives ranging from 0% to 40%, with a 20% weighting;
•an estimated payout range provided by management to the committee of 97% to 102% of target, excluding the negative effects of COVID-19 on adjusted revenue, adjusted EBITDA, and Strategic Initiatives;
•salary reductions in the second quarter and no 401(k) match for the final three quarters of the year for AIP participants; and
•no discretionary adjustments to the LTIP equity awards made in 2018, 2019, and 2020.
Based on the foregoing considerations, the Compensation Committee recommended, and our board approved, an AIP payout of 70% of target for 2020, as set forth below. Payouts were calculated based on actual base salary after COVID-19 reductions taken in the second quarter.

Named Executive Officer	2020 Base Salary ($)	Target as a % of Base Salary	Award at Target ($)	Payout as a % of Target	Actual Payout ($)
Barry C. McCarthy	855,865	120%	1,027,038	70%	$718,927
Keith A. Bush	484,785	85%	412,067	70%	$288,447
Christopher L. Thomas	499,558	85%	424,624	70%	$297,237
Michael A. Reed	460,750	50%	230,375	70%	$161,263
Jeffrey L. Cotter	456,000	75%	342,000	70%	$239,400
The amounts earned by all NEOs under the AIP for 2020 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table appearing later in this Proxy Statement.
Long-Term Equity Incentive Compensation
Overview
Despite the impacts of COVID-19, we chose not to alter existing equity awards outstanding under our LTIP. We believe our LTIP design properly balances and achieves several critical objectives for our executive compensation program:

•supporting and rewarding the achievement of our long-term business strategy and objectives;
•encouraging decisions and behavior intended to increase shareholder value;
•reinforcing the pay-for-performance orientation of the overall executive compensation program;
•enabling us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and
•promoting share ownership and facilitating achievement of the stock ownership guidelines.
We provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. LTIP compensation for our executives, including NEOs, generally is set at or near the median of long-term incentive compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and our Peer Group.
Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities.

Grant Type	Purpose	Weight	Performance Metrics	Vesting
PSUs	Contain an "at risk" component to incent achievement of our performance goals, with maximum and minimum parameters designed to balance objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives	45%	50% of PSUs - three-year adjusted total revenue goal	three-year cliff
			50% of PSUs - three-year relative TSR compared to averages for two GICS codes within an index
RSUs	Provide motivation and retentive value through four-year ratable vesting schedules	20%	N/A	four-year ratable
Stock Options	Contain an "at risk" component to incent achievement of our performance goals that enhance shareholder value	35%	N/A	four-year ratable
For the 2020 LTIP performance metrics, which were established before COVID-19, we transitioned from a three-year organic revenue growth metric to a three-year total revenue metric to acknowledge the ongoing importance of strategic growth by acquisition as well as organic growth.
Total revenue is monitored over the three-year performance period, and payout is based on achieving a cumulative target for total revenue by the end of the performance period in 2022. Relative TSR is measured over the three-year performance period and is compared to an index of publicly-traded companies in the Russell 3000 Index in the Commercial & Professional Services and Software and Services GICS industries. These codes represent relative performance to approximately 280 companies. In calculating 2022 total revenue to determine payouts under the PSUs, we will exclude the impact of acquisitions and certain other items that we believe are not indicative of ongoing operations. Though the metrics are cumulative, in order to earn any payout under the PSUs, we must make significant progress in each year of the three-year performance period. Historically, if targets are attained, the PSUs have been converted to shares. However, the PSU award agreements allow our board discretion to pay out any earned amounts in cash or stock.
For PSUs granted in 2020, the payout amount could vary from 0 percent to 200 percent of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2022. No PSUs are paid out unless minimum performance thresholds are met for the three-year performance period.
RSUs vest in equal one-quarter increments on each of the first four anniversaries of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention. These awards accrue dividend equivalents that are only paid out upon vesting.
The stock options granted to our NEOs and other LTIP participants vest in equal one-quarter increments on each of the first four anniversaries of the grant date. In calculating the number of stock options required to deliver the targeted award value, we use the Black-Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of our common stock on the day of the grant.
For more information on the treatment of long-term incentive awards in the event of the holder's severance or a change of control, see "Severance and Change of Control Arrangements."
All LTIP awards to the NEOs and other recipients are targeted to be on the same annual grant date, except for awards made in conjunction with an individual's promotion or hire date, as required by board approval, or as necessary to facilitate retention of key employees.

2020 Long-Term Incentive Awards
The following table details the target grant date fair value used by the committee to determine the number of options, PSUs and RSUs awarded to the NEOs in 2020, which are disclosed in the "Grants of Plan-Based Awards" table on page 41. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

Name	Target Grant Value ($)	Options Granted (#)	Target PSUs Granted (#)	RSUs Granted (#)
Barry C. McCarthy	3,750,000	200,382	43,148	19,177
Keith A. Bush	1,350,000	70,104	15,333	6,815
Christopher L. Thomas	1,225,000	63,613	13,913	6,184
Michael A. Reed	500,000	25,964	5,679	2,524
Jeffrey L. Cotter	750,000	38,947	8,518	3,786
2018-2020 PSU Award Payouts
Our 2018-2020 PSU awards used equally weighted performance metrics of (a) Marketing Solutions and Other Services (MOS) Organic Growth and (b) Three-Year Average TSR as compared to a peer group, as represented in the following charts.

MOS and Other Services Organic Growth
	Threshold	Target	Maximum
MOS Organic Growth Rate	4%	7%	10%
Payout	40%	100%	200%

3-Year Average TSR (through 12/31/2020)
	Threshold	Target	Maximum
TSR Ranking in Peer Group	25% Peer Group Percentile	50% Peer Group Percentile	75% Peer Group Percentile
Payout	40%	100%	200%
For purposes of determining payouts under these PSUs, our MOS and Other Services Organic Growth, using a three-year simple average, fell below the 4% payout threshold. The actual three-year Average TSR as compared to the peer group had a percentile rank of 7.1%, which fell below the 25th percentile threshold for payout. The 2018-2020 blended payout percentage was 0%. Accordingly, in January 2021, the committee approved no payout.
Retirement and Other Benefits
Our NEOs are eligible to participate in the same qualified broad-based retirement plans that are available to all U.S. employees. Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the Summary Compensation Table. We provide our NEOs with benefits available to other eligible U.S. employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the 401(k) Plan and Roth 401(k) Plan) that, when in effect, includes a company match of the employee's pre-tax and after-tax contributions. Our annual profit sharing plan terminated at the end of 2019, after four years with no payouts. In its place, we now have a new hire stock award program in which all new hires participate.
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986 (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50 percent of any AIP payout into multiple investment options. This plan also contains a provision that restores benefits lost under the defined contribution retirement plan due to Internal Revenue Code limits. Contributions for the NEOs under this provision for 2020 are reflected in the All Other Compensation column of the Summary Compensation Table. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.
Personal Choice Program
Our CFO and CAO participate in the legacy executive officer Personal Choice Program. The Personal Choice Program provides a fixed cash payment to executive officers in lieu of perquisites, other than an annual executive physical. The quarterly cash payment of $7,500 for senior vice presidents who are executive officers is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.). The quarterly payments under this program are not grossed-up for income taxes. We chose this program structure because it is more flexible for the executive officers, less administratively burdensome and less costly.
Compensation Design Process
Role of the Compensation Committee and Management in Determining Executive Compensation
The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, annual incentive and long-term incentive awarded to our NEOs. Our President and CEO and other executives may assist the committee in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and our company.
The President and CEO's performance is reviewed by the committee, with input from the other non-employee members of the board. The President and CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee for approval. Members of management play various additional roles in this process, as follows:
•The President and CEO makes recommendations to the committee regarding merit increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from FW Cook and his evaluation of the performance of the executives against their goals.
•The Chief Communications and Human Resources Officer and the Vice President, Compensation provide the committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our LTIP.
•The President and CEO and Senior Vice President, CFO provide information and analysis and make a recommendation to the committee relevant to the process of establishing performance targets for our AIP, as well as any other performance-based awards, and present information regarding the attainment of corporate financial goals for the preceding year.
•The Senior Vice President, Chief Administrative Officer, General Counsel and Secretary attends meetings of the committee to provide input on legal issues, responds to questions about corporate governance, and reviews and approves the preparation of minutes.
The committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the committee also meets regularly in executive session without management present. The committee makes the final determination of the executive compensation package provided to each of our NEOs.
Compensation Consultant Services and Independence
The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the committee and does not provide any other services to us. Management has no separate relationship with FW Cook. Pursuant to SEC rules, the committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the committee.

FW Cook performed the following services for the committee in 2020: reviewed market benchmarking data and prepared market data for the President and CEO position and all other NEO positions; reviewed tally sheets; assessed incentive risk and proxy disclosure; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook assisted the committee in determining appropriate levels of compensation for the President and CEO and other executive officers. FW Cook also consulted on the development of the resiliency scorecard, the retention and incentive compensation program, and other potential adjustments to the incentive programs in response to the adverse impact of COVID-19 on the company's financial performance. FW Cook attended all committee meetings upon invitation and participated in executive sessions without management present.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of myriad compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the committee for review. The committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All such plans were deemed to have substantial risk mitigating features, including the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term equity incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The committee also considers the effect compensation plans could have on risk to the overall enterprise, including how compensation programs for employees generally impact individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Equity Award Grant Practices
We have a formal equity grant practice in place to ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). We generally schedule board and committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs around the same time every year. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Stock Ownership Guidelines for Executive Officers
The committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The committee annually reviews each executive officer's progress toward attaining his or her ownership target. The target for the President and CEO is five times annual base salary and for all other current NEOs is two and one half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer's stock ownership under these guidelines, stock options are not included. While restricted stock and RSUs convertible into shares are included, prior to vesting, only 60 percent of their value is counted toward the ownership target. Our rationale is that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes. As a result of the drop in our stock price or being new in role, some of our NEOs fell below the ownership guidelines during 2020 and will, therefore, be unable to sell stock until the requisite ownership level is again achieved. Other NEOs are newly subject to the guidelines, and the committee has no reason to believe that the target will not be reached by the applicable deadline.
In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met.
Prohibitions on Pledging and Hedging Company Stock
We also maintain a policy prohibiting directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. This policy prohibits executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Claw-back of Incentive Compensation
In 2020, our board adopted a new Incentive Compensation Recovery Policy, which applies to our officers who are subject to Section 16 of the Exchange Act. The policy requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three fiscal years immediately preceding any required accounting restatement. The amount to be recovered will be the amount by which the executive's incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results. The policy also allows the board to require reimbursement or forfeiture of incentive compensation in the event an executive engages in detrimental conduct, including, but not limited to, willful violations of law, fraud, or gross misconduct. While our Recovery Policy applies to incentive compensation earned by or awarded to executives on or after the date the policy was effective, our existing LTIP contains a similar provision requiring recoupment of excess incentive compensation earned under performance awards if a restatement occurs within 12 months following the relevant performance period and the executive's misconduct contributed to the need for such restatement. We continue to monitor legislative updates and will amend our policy as appropriate to ensure compliance with regulatory requirements.
Consideration of Certain Tax Effects
Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted by tax considerations. Therefore, the committee seeks to maintain equity incentive compensation at levels needed to attract and retain named executive officers essential to our success, even though all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Prior to the Tax Cuts and Jobs Act (the Act), Section 162(m) permitted a deduction for compensation in excess of $1,000,000 paid to a covered executive if specified requirements related to our performance were met and shareholder approval was obtained. The Act eliminated the exception to the deduction limit for qualified performance-based compensation (and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit). However, the Act also included a transition provision which exempts from the above changes performance-based compensation payable under a written binding agreement that was in effect on November 2, 2017, if such agreement is not subsequently materially amended. The committee intends to continue to comply with the requirements of Section 162(m) as it existed prior to enactment of the Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards (including option awards) granted before November 2, 2017, in order for them to qualify for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2020.

MEMBERS OF THE COMPENSATION COMMITTEE

Thomas J. Reddin, Chair	Cheryl E. Mayberry McKissack
Ronald C. Baldwin	Martyn R. Redgrave
Paul R. Garcia

COMPENSATION TABLES
The following tables present compensation for our NEOs and should be read in conjunction with the CD&A.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)
Barry C. McCarthy President and Chief Executive Officer	2020	855,865	—	2,962,074	1,312,502	89,468	36,750	5,256,659
	2019	900,000	—	2,732,461	1,049,999	521,710	71,699	5,275,869
	2018	92,045	1,150,000	3,999,993	2,000,003	110,455	—	7,352,496
Keith A. Bush Senior Vice President, Chief Financial Officer	2020	484,785	—	1,021,403	472,501	71,567	35,562	2,085,818
	2019	504,225	729,000	1,205,649	437,502	207,042	39,800	3,123,218
	2018	484,166	—	1,020,972	250,003	174,715	39,625	1,969,481
Christopher L. Thomas Senior Vice President, Chief Revenue Officer	2020	499,558	—	1,101,339	428,752	—	13,073	2,042,722

Michael A. Reed Senior Vice President, Division President, Payments	2020	460,750	400,000	419,213	174,997	40,025	124,778	1,619,763

Jeffrey L. Cotter Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2020	456,000	—	745,719	262,503	—	37,889	1,502,111
	2019	463,750	622,500	785,839	262,498	163,057	38,400	2,336,044

(1)Mr. Reed was paid a signing bonus at the time of hire.
(2)The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2020, 2019 and 2018. They have not been adjusted to reflect that these awards are subject to forfeiture. Assumptions used in the calculation of these amounts are included in Note 12 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of bonus deferred RSUs received in lieu of cash under the AIP; RSUs (2018, 2019 and 2020) and PSUs (2018-2020) received under the LTIP; and RSUs received as the up-front grant for the AIP award (2019-2020).
As described in the CD&A section of this Proxy Statement, the following table reflects each NEO's bonus deferred RSUs received in lieu of cash under the AIP:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash Plus Match (#)	Value at Grant ($)
Barry C. McCarthy	100%	2020	1/28/2021	35.03	5,108	178,933
	50%	2019	1/21/2020	49.10	15,936	782,458
Keith A. Bush	50%	2019	1/21/2020	49.10	6,324	310,508
	50%	2018	1/22/2019	43.28	6,052	261,931
Christopher L. Thomas	100%	2020	1/28/2021	35.03	4,230	148,177
Jeffrey L. Cotter	100%	2020	1/28/2021	35.03	3,391	118,787
	50%	2019	1/21/2020	49.10	4,978	244,420

The portion of each executive's AIP compensation paid in cash is included in the "Non-Equity Incentive Plan Compensation" column. The estimated possible threshold, target, and maximum values of the deferred RSUs for the 2020 AIP, including the bonus deferred RSUs, are listed in the Grants of Plan-Based Awards Table.
The value of the PSUs included in this column for 2020 assumes target performance over the performance period. Assuming threshold, target and maximum performance, the value of the PSUs is as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Barry C. McCarthy	597,255	1,493,137	2,986,274
Keith A. Bush	213,805	534,513	1,069,026
Christopher L. Thomas	194,005	485,012	970,024
Michael A. Reed	79,190	197,975	395,950
Jeffrey L. Cotter	118,775	296,937	593,874

For more information regarding the 2020 grants of options, RSUs and PSUs, refer to the Grants of Plan-Based Awards Table.

(3)The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options during the fiscal years ended December 31, 2020, 2019, and 2018. They have not been adjusted to reflect that these awards are subject to forfeiture. Assumptions used in the calculation of these amounts are included in Note 12 to our Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2020, 2019 and 2018, as applicable. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. For more information regarding the 2020 grants of non-qualified stock options, refer to the Grants of Plan-Based Awards Table.
(4)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP.
(5)The 2020 amounts listed in this column are described in the All Other Compensation table and its accompanying footnotes.
2020 ALL OTHER COMPENSATION TABLE

Name	Perquisites and Other Personal Benefits ($)[1]	Tax Reimbursements[2]	Company Contributions to Defined Contribution Plans ($)	Total ($)
Barry C. McCarthy	13,916	14,959	7,875	36,750
Keith A. Bush	31,097	—	4,465	35,562
Christopher L. Thomas	890	12,183	—	13,073
Michael A. Reed	588	124,190	—	124,778
Jeffrey L. Cotter	31,100	2,589	4,200	37,889
(1)Amount for Mr. McCarthy reflects reimbursement for commuting and travel costs. Amounts for Messrs. Bush and Cotter reflect a $30,000 cash allowance related to our legacy Personal Choice Program, employer health savings account contribution, working from home allowance, and personal device reimbursement. There is no tax gross-up for any of these benefits.
(2)Amount for Mr. McCarthy reflects a $12,974 tax gross-up for attendance at a recognition event and $1,985 tax gross-up for spouse attendance at a sales event. Amounts for Messrs. Thomas and Cotter include tax gross-ups for attendance at a recognition event. Amounts for Mr. Reed include a tax gross-up of $3,332 for attendance at a recognition event and a tax gross-up of $120,858 for taxes on relocation.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name & Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
	Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Barry C. McCarthy
2/19/2020	AIP - RSU							13,807			539,992
2/19/2020	RSU							19,177			750,012
2/19/2020	Options								200,382	39.11	1,312,502
2/19/2020	TR PSU				10,787	21,574	43,148				843,759
2/19/2020	TSR PSU				8,630	21,574	43,148				649,377
	AIP-Cash	154,056	1,027,039	2,054,078
1/28/2021	AIP-Def RSUs							5,108			178,933
Keith A. Bush
2/18/2020	AIP - RSU							5,474			216,880
2/18/2020	RSU							6,815			270,010
2/18/2020	Options								70,104	39.62	472.501
2/18/2020	TR PSU				3,834	7,667	15,334				303,767
2/18/2020	TSR PSU				3,066	7,666	15,332				230,747
	AIP Cash	61,810	412,067	824,134
Christopher L. Thomas
2/18/2020	AIP - RSU							5,632			223,140
2/18/2020	RSU							6,184			245,010
2/18/2020	Options								63,613	39.62	428,752
2/18/2020	TR PSU				3,479	6,957	13,914				275,636
2/18/2020	TSR PSU				2,782	6,956	13,912				209,376
	AIP Cash	63,694	424,624	849,248
1/28/2021	AIP-Def RSUs							4,230			148,177
Michael A. Reed
2/18/2020	AIP - RSU							3,060			121,237
2/18/2020	RSU							2,524			100,001
2/18/2020	Options								25,964	39.62	174,997
2/18/2020	TR PSU				1,420	2,840	5,680				112,521
2/18/2020	TSR PSU				1,136	2,839	5,678				85,454
	AIP - Cash	34,556	230,375	460,750
Jeffrey L. Cotter
2/18/2020	AIP - RSU							4,543			179,994
2/18/2020	RSU							3,786			150,001
2/18/2020	Options								38,947	39.62	262,503
2/18/2020	TR PSU				2,130	4,259	8,518				168,742
2/18/2020	TSR PSU				1,704	4,259	8,518				128,196
	AIP Cash	51,300	342,000	684,000
1/28/2021	AIP-Def RSUs							3,391			118,787

(1)Reflects the estimated range of cash payouts under the AIP for 2020, which do not include bonus deferred RSUs received in lieu of cash or up-front RSU grants under the AIP. The threshold amount assumes achievement of 50% of the target Adjusted EBITDA. The actual cash payouts under the AIP for 2020 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Reflects PSUs granted under our LTIP, which are subject to performance conditions of three-year total revenue (TR PSUs) and three-year relative TSR (TSR PSUs) during the period January 1, 2020 through December 31, 2022. These PSUs vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation Committee. The value of PSUs granted at each level is based upon a Monte Carlo simulation value of $30.10 per share for TSR PSUs and $39.11, the closing price of our stock on the date of grant, for TR PSUs. The target value of the PSUs is included in the Stock Awards column of the Summary Compensation Table.
(3)Reflects grants of RSUs to our NEOs. Terms of each type of RSU are as follows:
•AIP RSUs are up-front RSUs issued as part of our AIP and vest in equal one-third increments on each of the first three anniversaries of the grant date;.
•RSUs are issued as part of our standard LTIP compensation program and vest in equal one-quarter increments on each of the first four anniversaries of the grant date; and
•AIP Deferred RSUs issued to Messrs. McCarthy, Thomas and Cotter reflect the equity payout under the AIP for 2020 based on the executive's election to receive all, or a portion, of a payout in bonus deferred RSUs, which includes the 100% match provided by the company for such RSUs. Although the grant date is in January 2021, the amount of the grant is based on the NEO's 2020 AIP payout. The number of RSUs granted was determined using the $35.03 per share closing price of our common stock on the grant date. These RSUs vest on the second anniversary of the grant date. In the event an executive's employment is terminated for reasons other than cause prior to the expiration of the restriction period, the executive would receive the base amount allocated to RSUs prior to the 100% match (Base Amount). If the NEO resigns or is terminated for cause prior to expiration of the restriction period, the NEO would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.
The grant date fair value of the AIP RSUs, the RSUs, the AIP deferred RSUs, and the New Hire RSUs is included in the Stock Awards column of the Summary Compensation Table.
(4)Reflects stock options awarded under our LTIP. For all NEOs, stock options vest in equal one-quarter increments on each of the first four anniversaries of the grant date. All options have ten-year terms, and the exercise price of all options is the closing price of our common stock on the grant date. The grant date fair value of the options is included in the Option Awards column of the Summary Compensation Table.
(5)Dollar values represent the accounting grant date fair value of PSUs, RSUs and, if applicable, stock options under ASC Topic 718. The grant date fair value of the options is based on the stock price at the time of grant multiplied by the Black-Scholes value on the date of grant and was 16.7 percent, or approximately $6.55 per option, for Mr. McCarthy on February 19, 2020, and 17.0 percent, or approximately $6.74 per option, for the other NEOs on February 18, 2020. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Annual Incentive Compensation" and "Long-Term Equity Incentive Compensation" sections in the CD&A, as well as "Severance and Change of Control Arrangements" for how these awards are treated under various termination and change of control scenarios.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Grant Date/PSU Period[1]		Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Barry C. McCarthy	11/26/2018	141,011	94,007	48.92	11/26/2025	11/26/2018	[4]	32,706	955,015
	4/1/2019	42,735	85,470	44.69	4/1/2029	4/1/2019	[5]	8,951	261,369
	2/19/2020	—	200,382	39.11	2/19/2030	2/19/2020	[6]	19,177	559,968
						2/19/2020	[5]	13,807	403,164
						1/21/2020	[4]	15,936	465,331
						1/1/2019- 12/31/2021	[7]			4,984	145,542
						1/1/2019- 12/31/2021	[8]			3,776	110,259
						1/1/2020- 12/31/2022	[7]			10,787	314,980
						1/1/2020- 12/31/2022	[8]			8,630	251,984
Keith A. Bush	3/31/2017	20,678	—	72.17	3/31/2024	2/21/2018	[4]	1,366	39,877
	2/21/2018	12,781	6,391	73.21	2/21/2025	1/22/2019	[4]	6,052	176,718
	4/1/2019	13,355	40,064	44.69	4/1/2029	4/1/2019	[6]	5,594	163,345
	2/18/2020	—	70,104	39.62	2/18/2030	4/1/2019	[5]	1,849	53,991
						1/21/2020	[4]	6,324	184,661
						2/18/2020	[6]	6,815	198,998
						2/18/2020	[5]	5,474	159,841
						1/1/2018- 12/31/2020	[7]			1,014	29,621
						1/1/2018- 12/31/2020	[8]			768	22,433
						1/1/2019- 12/31/2021	[7]			2,077	60,649
						1/1/2019- 12/31/2021	[8]			1,573	45,939
						1/1/2020- 12/31/2022	[7]			3,834	111,938
						1/1/2020- 12/31/2022	[8]			3,066	89,539
Christopher L. Thomas	2/18/2020	—	63,613	39.62	2/18/2030	7/22/2019	[4]	9,945	290,394
						2/18/2020	[6]	6,184	180,573
						2/18/2020	[5]	5,632	164,454
						1/1/2020- 12/31/2022	[7]			2,296	67,038
						1/1/2020- 12/31/2022	[10]			1,739	50,779
Michael A. Reed	2/18/2020	—	25,964	39.62	2/18/2030	11/25/2019	[4]	3,276	95,659
						2/18/2020	[6]	2,524	73,701
						2/18/2020	[5]	3,060	89,352
						1/1/2020- 12/31/2022	[7]			937	27,366
						1/1/2020- 12/31/2022	[8]			710	20,725
Jeffrey L. Cotter	6/11/2018	6,797	3,399	68.62	6/11/2025	6/11/2018	[4]	729	21,287
	4/1/2019	8,013	24,038	44.69	4/1/2029	4/1/2019	[6]	2,517	73,496
	2/18/2020	—	38,947	39.62	2/18/2030	4/1/2019	[5]	805	23,506
						1/21/2020	[4]	4,978	145,358
						2/18/2020	[5]	4,543	132,656
						2/18/2020	[6]	3,786	110,551
						1/1/2018- 12/31/2020	[7]			541	15,803
						1/1/2018- 12/31/2020	[8]			410	11,965
						1/1/2019- 12/31/2021	[7]			1,246	36,386
						1/1/2019- 12/31/2021	[8]			944	27,565
						1/1/2020- 12/31/2022	[7]			2,130	62,181
						1/1/2020- 12/31/2022	[8]			1,704	49,745
(1)For better understanding of this table, we have included an additional column showing the grant dates of options, RSUs, and PSUs.
(2)Unexercisable options vest in accordance with the schedule below:

Grant Date	Vesting
2/21/2018 6/11/2018 4/1/2019	3-year ratable vesting
11/26/2018	20% after one year, and 40% each of the following two years
2/18/2020 2/19/2020	4-year ratable vesting
(3)Based on the $29.20 per share closing price of our common stock on December 31, 2020.
(4)Except as specifically noted in the following footnotes, restricted stock and RSUs vest in accordance with the schedule below:

Grant Date	Vesting
2/21/2018 6/11/2018 11/25/2019 2/14/2020	3-year ratable vesting
11/26/2018	20% after one year, and 40% each of the following two years
1/22/2019 1/21/2020	2-year cliff vesting
7/22/2019	1,988 after one year, 3,977 after two years, and 11,933 after 3 years
(5)RSUs vest ratably over three years.
(6)RSUs vest ratably over four years.
(7)Revenue and organic growth payouts are based on the following thresholds. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.

Performance Period
1/1/2018-12/31/2020	MOS PSUs based upon MOS Revenue threshold of 33%
1/1/2019-12/31/2021	Organic Growth PSUs based on Organic Growth Revenue threshold of 33%
1/1/2020-12/31/2022	Total Revenue PSUs based upon Total Revenue threshold of 50%
(8)TSR payouts are based on the following thresholds. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.

Performance Period
1/1/2018-12/31/2020 1/1/2019-12/31/2021	PSUs based on TSR threshold of 25%
1/1/2020-12/31/2022	PSUs based upon TSR threshold of 40%

2020 STOCK VESTED

	Restricted Stock/RSUs		PSUs
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Barry C. McCarthy	37,182	1,038,096	—	—
Keith A. Bush	4,767	140,161	2,338	114,796
Christopher L. Thomas	1,988	42,444	—	—
Michael A Reed	1,637	46,311	—	—
Jeffrey L. Cotter	1,970	48,716	—	—
(1)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
(2)The number of shares earned under the PSUs were determined based upon MOS revenue and TSR over the 2017-2019 performance period and were issued on January 21, 2020. The fair market value on January 21, 2020, was the close price of $49.10. PSUs paid out at 75% for MOS-based PSUs and 0% for the TSR-based PSUs.
Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of annual bonuses. In connection with this plan, we have created a non-qualified grantor trust

(commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans.

The NEOs did not defer any compensation under the Deferred Compensation Plan in 2020, and the company made no corresponding contributions into the Plan.
NON-QUALIFIED DEFERRED COMPENSATION

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[1]	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals/Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Barry C. McCarthy	—	—	—	—	—
Keith A. Bush	—	—	—	—	—
Christopher L. Thomas	—	—	—	—	—
Michael A. Reed	—	—	—	—	—
Jeffrey L. Cotter	—	—	—	—	—
(1)Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. There were no contributions made in 2020.
(2)Any amounts represent earnings on contributions and deferrals made in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under our qualified retirement plans. Any amounts reported reflect the performance of these phantom funds.
The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 31, 2020, are as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
Vanguard Federal Money Market Investor	Money Market-Taxable	VMFXX	0.45
Vanguard VIF Total Bond Market Index	Intermediate Core Bond	N/A	7.58
Vanguard Large-Cap Index Fund Admiral Shares	Large Blend	VLCAX	21.03
Vanguard VIF Equity Index	Large Blend	N/A	18.20
Vanguard Growth Index Admiral	Large Growth	VIGAX	40.19
Vanguard Small Cap Index Adm	Small Blend	VSMAX	19.11
Vanguard Developed Markets Index Adm	Small Blend	VTMG	10.26
Vanguard Emerging Markets Stock Index Admiral	Diversified Emerging Markets	VEMAX	15.24
Severance and Change of Control Arrangements
Severance Arrangements
We have adopted a severance plan for our executive officers. The plan replaced all prior severance arrangements or agreements with each of our NEOs, with the exception of Mr. McCarthy's employment agreement, which remains in place and which contains provisions with respect to severance. The severance plan and the severance provisions in Mr. McCarthy's employment agreement are collectively referred to as severance arrangements. The severance arrangements are intended to facilitate each executive's attention to the affairs of our business and to recognize each executive's key role within our organization. Receipt of the benefits described below is conditioned upon Mr. McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination.
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and he will be entitled to executive-level outplacement services.
The executive severance plan applicable to the other NEOs provides that if an NEO is terminated by us without Cause or the NEO terminates employment for Good Reason, as those terms are defined in the plan, the NEO will be entitled to receive 12 months of salary, which may be paid in a lump sum or over time with the company's regular payroll, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition.
Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason within 24 months following a change in control, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
The executive severance plan applicable to the other NEOs provides that if an NEO is terminated following a change in control, or the NEO terminates employment for Good Reason following a change in control, as those terms are defined in the plan, the NEO will be entitled to receive 18 months of salary payable in a lump sum, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition. All severance payments are conditioned upon the NEO signing a release of claims and otherwise complying with his or her contractual obligations.
Treatment of Equity Awards
Mr. McCarthy's employment agreement provides that the RSU, PSU and option awards Mr. McCarthy received upon hire, as well as those he received in 2019, contain terms providing for continued vesting in the event of a termination without Cause or a termination for Good Reason (as those terms are defined in the respective award agreements) on or prior to the second anniversary of the award date.

For all other NEOs, and for Mr. McCarthy's equity awards received in 2020, any unvested RSUs will vest on a pro-rata basis in the event the NEO is terminated without Cause or for Good Reason, except that up-front RSU grants made as a part of the AIP will vest on a pro-rata basis only if the termination occurs on or after the first anniversary of the award date. With respect to option awards and PSUs, if the NEO is terminated without Cause or for Good Reason following the first anniversary of the award date, the NEO will be entitled to receive a pro-rata distribution.
All of our NEOs' stock awards, including Mr. McCarthy's, provide that, upon a change in control, vesting of RSUs, PSUs and options will accelerate only if the acquiring or surviving entity fails to honor the award agreements with comparable equity. With the PSUs being paid in cash, the calculation is based on the value of our common stock on the business day immediately prior to the change in control multiplied by the number of shares that would have been issued under the PSU if the target set forth in the PSU award agreement had been achieved. In the event of resignation for good reason within 12 months of the consummation of a change in control, and occurring on or after the first year anniversary of the award date, a a pro-rata portion of the PSU award would be paid out based on the stock price on the date of the termination multiplied by the number of shares that would have been issued if the target were achieved.
Finally, all of our RSU awards provide for accelerated vesting in the event of an NEO's death, disability, or approved retirement (all as defined in the award agreements). Mr. McCarthy's PSUs would continue to vest following his death or disability. For our other NEOs, following death, disability or approved retirement, PSUs provide for a pro-rated cash payout as would occur in the event of a termination without Cause or for Good Reason.
The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, the severance plan, and the forms of retention agreement, stock option, restricted stock, RSU and PSU award agreements, all of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020.
The following table illustrates the aggregated payments that would be received by the current NEOs, assuming a hypothetical qualifying termination event occurring on December 31, 2020. We do not have single-trigger change in control arrangements; thus, none of our NEOs is entitled to receive any severance payments unless a termination occurs following the change in control. To the extent an amount due includes the value of any equity acceleration, such value is based upon the number of equity awards that would have vested if termination occurred on the last business day of fiscal 2020, multiplied by the closing price of our common stock as of that date ($29.20), or, in the case of options, multiplied by the difference between the exercise price and such closing price.

Name	Change in Control[1]	Without Cause[2]	For Cause[3]	Retirement[4]	Death & Disability[5]
Barry C. McCarthy	7,159,454	3,220,906	521,638	1,080,000	5,296,640
Keith A. Bush	3,223,597	1,957,440	381,640	433,755	1,957,326
Christopher L. Thomas	2,320,431	1,241,061	—	446,250	1,216,984
Michael A. Reed	1,440,094	876,306	—	242,500	556,984
Jeffrey L. Cotter	2,300,448	1,618,569	207,006	360,000	1,261,692
(1)Severance under Mr. McCarthy's employment agreement due to a change in control termination is equal to two times base salary plus pro-rata bonus, health coverage premiums, executive outplacement services and accelerated vesting. Severance for all other NEOs under a change in control is equal to one-and-a-half times base salary, plus pro-rata bonus, executive outplacement services, lump sum employment transition payment, and accelerated equity vesting.
(2)Severance under Mr. McCarthy's employment agreement due to termination without cause is equal to 12 months of base salary with the possibility of an additional 12 months offsetting earned income from other full-time employment, plus pro-rata bonus, health coverage premiums, and executive outplacement services. Mr. McCarthy does not receive any accelerated vesting, as his awards would continue to vest. Severance for all other NEOs under a termination without cause is equal to 12 months of base salary, plus pro-rata bonus, executive outplacement services, lump sum employment transition payment, and accelerated equity vesting.
(3)Amounts listed represent previously earned compensation which was deferred and would become payable at the time of termination.
(4)For retirement, a pro-rated bonus would be paid. For approved retirements meeting an age plus years of service qualification, accelerated equity vesting may apply depending on the grant type and terms.
(5)For death and disability, pro-rated bonus plus accelerated equity vesting may apply depending on the grant type and terms.
Payments Made Upon Termination
Regardless of the manner in which an NEO's employment terminates, the NEO is entitled to receive, subject to any applicable claw back provisions, certain amounts, including:
•annual incentive compensation earned during the fiscal year for certain termination causes, which include qualified retirement;
•vested shares awarded under our LTIP;
•amounts contributed under the 401(k) Plan and executive compensation deferral programs; and
•accrued vacation pay.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our President and CEO to the annual total compensation of our median employee. For the year ended December 31, 2020, the annual total compensation for Mr. McCarthy was $5,256,659, consisting of Mr. McCarthy's total compensation as reported in the Summary Compensation Table plus $29,938 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $58,885 calculated in accordance with SEC rules. For 2020, the annual total compensation of Mr. McCarthy was 89.8 times that of our median employee.
For purposes of identifying our median employee, we used our United States and Canadian employee population as of November 1, 2020 which consisted of 6,173 total employees, of which 5,578 employees were employed in the U.S. and 595 employees were employed in Canada. We excluded employees in each of the following countries: Ireland – 1 employee; Bulgaria – 23 employees; and Australia – 87 employees. As permitted by SEC rules and regulations, we excluded employees from any acquisitions in 2020, leased employees and independent contractors. To determine our median employee, we used base salary for the 12-month period ending October 31, 2020, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the spot rate as of November 1, 2020.

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our Named Executive Officers, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below. We hold this advisory vote on an annual basis and expect to hold the next vote at our 2022 Annual Meeting of Shareholders.
Results of 2020 Advisory Vote on Compensation
Over the last ten years, prior to 2020, approximately 93% of votes were cast in support of our executive compensation programs. However, during the 2020 Annual Meeting of Shareholders, only 72% of votes were cast in support of the company’s executive compensation programs. In response, and as more fully described beginning on page 2 of the Proxy Summary, during the fall of 2020, we conducted a shareholder outreach campaign to more fully understand our shareholders' concerns. After speaking to shareholders, we believe that the lower shareholder support was due to cash transition retention payments for our NEOs that we reported in our 2020 Summary Compensation Table and its accompanying footnotes. We confirmed with shareholders that they understood the strategic need for these retention agreements during a time of uncertainty so that proper continuity in the management team would be maintained. We intend to make robust disclosures regarding special compensation arrangements in the future, both when such compensation is awarded and when it is earned.

In response to feedback from our shareholders on the executive compensation programs, the Compensation Committee has approved a number of changes effective in 2021. In order to decrease share usage, the run rate and potential dilution under our equity compensation plans, awards under the annual incentive plan will be denominated and paid entirely in cash versus a combination of cash and RSUs as we did in 2019 and 2020. Also, in order to increase retention incentive and in response to our shareholders' desire that we reduce the number of stock options granted, the mix of long-term incentive awards will change from 45% PSUs, 35% stock options, and 20% RSUs to 45% PSUs, 30% stock options, and 25% RSUs.
2021 Advisory Vote on Compensation
We believe that the compensation program for our NEOs is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request that shareholders support the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.
This advisory vote is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for Named Executive Officers.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2021.
Pursuant to the Audit Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit Committee Report
The following is the report of the Audit Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which includes our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2020, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit Committee is currently comprised of the five undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Audit Committee Charter."
Financial Statements
As stated in its charter, the Audit Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.
The Audit Committee reviewed with management and the independent registered public accounting firm our 2020 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2020, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of our audit partners pursuant to this rotation policy, including meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the committee and with management.
MEMBERS OF THE AUDIT COMMITTEE
John L. Stauch, Chair
Ronald C. Baldwin
William C. Cobb
Paul R. Garcia
Don J. McGrath
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2020 and 2019 were as follows:

Fees	2020 ($)	2019 ($)
Audit Fees[1]	3,593,184	3,146,700
Audit-Related Fees[2]	186,715	106,221
Tax Fees[3]	120,944	80,956
All Other Fees[4]	255,381	2,700
Total Fees	4,156,224	3,336,577
(1)Audit Fees billed for the years ended December 31, 2020 and 2019 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)The Audit-Related Fees in 2020 and 2019 related to controls assessments and recommending services in connection with new systems being implemented..
(3)Tax Fees in 2020 and 2019 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.
(4)All Other Fees in 2020 consisted of fees for assistance with program governance assessment related to new system implementations, advice and recommendations for our retirement plans, and license fees for the use of technical accounting research tools. All Other fees in 2019 consisted of license fees for the use of technical accounting research tools.
The Audit Committee pre-approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Audit and Non-Audit Services Pre-Approval Policy." A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
2022 SHAREHOLDER PROPOSALS
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2022 must be received by our Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126 no later than the close of business on November 15, 2021. Proposals received by that date will be included in our 2022 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2022 annual meeting of shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on January 28, 2022. The notice must contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
OTHER BUSINESS
The board does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board did not have knowledge a reasonable time before we printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our 2020 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2020, may do so without charge by viewing these documents on our website at www.deluxe.com under "About Us – Investor Relations – Financial Information – SEC Filings" or by writing to our Corporate Secretary at Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
                            BY ORDER OF THE BOARD OF DIRECTORS

                            Jeffrey L. Cotter
                            Chief Administrative Officer, Senior Vice President
                            and General Counsel

ANNEX A

Non-GAAP Reconciliations
(in millions)

AIP Incentive Program
Revenue Reconciliation
Reported Revenue
Payments	$302
Cloud Solutions	253
Promotional Solutions	530
Checks	706
Total Reported Revenue	1,791
Adjustments:
None	—

Enterprise Adjusted Revenue	$1,791

Reconciliation of Adjusted EBITDA
Net Income	$9
Interest expense	23
Income tax provision	21
Depreciation and amortization expense	111
EBITDA	164
Adjustments:
AIP cash payout	13
Asset impairment charges	98
Restructuring, integration and other costs	81
Share-based compensation expense	22
Legal-related benefit	(2)
Other	2
Subtotal adjustments	214

Enterprise Adjusted EBITDA	$378

DELUXE CORPORATION
3680 VICTORIA STREET NORTH
SHOREVIEW, MINNESOTA 55126

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DLX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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DELUXE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William C. Cobb
02) Paul R. Garcia
03) C.E. Mayberry McKissack
04) Barry C. McCarthy
05) Don J. McGrath
06) Thomas J. Reddin
07) Martyn R. Redgrave
08) John L. Stauch
09) Victoria A. Treyger

The Board of Directors recommends you vote FOR proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35863-P52330

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 1, 2021, at the annual meeting of shareholders to be held on April 28, 2021, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2 and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side